Exhibit 2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action to be taken, you should consult immediately your stockbroker, bank manager, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are in a territory outside of the United Kingdom.

If you have sold or transferred all your shares or American depositary shares in Professional Staff, please send this document and the accompanying forms as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for delivery to the purchaser or transferee.

Nabarro Wells, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Professional Staff and no one else in connection with the Proposals and will not be responsible to anyone other than Professional Staff for providing the protections afforded to customers of Nabarro Wells or for providing advice in relation to the Proposals or any other matter referred to herein.

WestLB Panmure, which is regulated in the United Kingdom by the Financial Services Authority, is acting for Ohsea and no one else in connection with the Proposals and will not be responsible to anyone other than Ohsea for providing the protections afforded to customers of WestLB Panmure or for providing advice in relation to the Proposals or any other matter referred to herein.

This document should be read in conjunction with the accompanying Transaction Statement, Forms of Proxy (if you are a holder of Professional Staff Shares) and Voting Instruction Card (if you are a holder of Professional Staff ADSs).

Recommended Proposals

for the acquisition of all the issued and to be issued share capital of

PROFESSIONAL STAFF PLC

by

OHSEA HOLDINGS LIMITED

to be effected by means of a

Scheme of Arrangement

under Section 425 of the Companies Act 1985

A letter from Jerry C. Benjamin, set out in Part I of this document, contains the recommendation of the Independent Directors that you vote in favour of the Scheme at the Court Meeting and in favour of the resolutions to be proposed at the Extraordinary General Meeting in connection with the Proposals.

Notices of the Court Meeting and the Extraordinary General Meeting to be held at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire, SL3 6EZ on 9 June, 2003 are set out on pages 68 to 70 of this document. The action you are recommended to take is set out on pages 20 to 21. Whether or not you intend to be present at the meetings convened by the above mentioned notices, you are requested to complete and return the relevant Forms of Proxy so as to arrive as soon as possible and in any event no later than 48 hours before the time fixed for the relevant meeting. Forms of Proxy for the Court Meeting (but not for the Extraordinary General Meeting) will be valid if handed to the Chairman of the meeting at that meeting. The action to be taken by those persons who hold their shares in the form of American depositary shares is set out on pages 20 to 21 of this document.

Definitions

“Act”	Companies Act 1985, as amended;

“Benjamin Blackden Cancellation Shares”	the Professional Staff Shares owned or controlled by Benjamin P. Blackden particulars of which are contained in Part 2 of Part VII of this document;

“Benjamin Blackden Exchange Shares”	the Professional Staff Shares owned or controlled by Benjamin P. Blackden particulars of which are contained in Part 3 of Part VII of this document;

“Blackden Family Shares”

the Benjamin Blackden Cancellation Shares and the Professional Staff Shares held by Christopher M. Blackden, Mary J. Blackden and Philippa Berry particulars of which are contained in Part 4 of Part VII of this document;

“Blackden Family Shareholders”	holders of Blackden Family Shares (other than Benjamin and Sally Blackden);

“Board”	the board of directors of Professional Staff;

“business day”	a day (other than a Saturday or Sunday) on which banks are generally open for business in London;

“CEUT”	C. E. Unterberg, Towbin;

“City Code”	the City Code on Takeovers and Mergers;

“Court”	the High Court of Justice in England and Wales;

“Court Meeting”	the meeting of the Scheme Shareholders convened by order of the Court, notice of which is set out on page 68 of this document;

“CS Services”	CS Services Limited, a company registered in Belize;

“CS Services Professional Staff Shares”	the Professional Staff Shares held by CS Services particulars of which are contained in Part 6 of Part VII of this document;

“Deposit Agreement”	the deposit agreement dated 6 August, 1996 made between Professional Staff, the Depositary and holders from time to time of Professional Staff ADSs;

“Depositary”	The Bank of New York, 101 Barclay Street, New York, New York 10286, United States;

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“Enlarged Group”	Ohsea and its subsidiaries (including the Professional Staff Group following the Effective Date);

“Explanatory Statement”	the explanatory statement relating to the Scheme made by Nabarro Wells in compliance with section 426 of the Act, as set out in Part II of this document;

“Extraordinary General Meeting”	the extraordinary general meeting of Professional Staff convened in connection with the Proposals, notice of which is set out on pages 69 and 70 of this document;

“Facility Agreement”

the $14,000,000 bridge facility agreement dated 14 April, 2003 between Ohsea as borrower and GMAC as lender, the purpose of which is to fund the acquisition by Ohsea of the Scheme Shares and the costs of the Scheme, particulars of which are set out in paragraph 7 of Part VI of this document;

“Forms of Proxy”	the white form of proxy for use in connection with the Court Meeting and the green form of proxy for use in connection with the Extraordinary General Meeting;

“GMAC”	GMAC Commercial Finance plc;

“holder”	includes any person entitled by transmission;

“Independent Directors”	Jerry C. Benjamin and John C. Maynard;

“Independent Scheme Shares”	the Scheme Shares, excluding the Blackden Family Shares;

“Independent Scheme Shareholders”	holders of Independent Scheme Shares;

“Management”	Benjamin P. Blackden and Andrew R. Dixey;

“Management Shares”

the Professional Staff Shares particulars of which are contained in Part 1 of Part VII of this document, excluding the Benjamin Blackden Cancellation Shares details of which are set out in Part 2 of Part VII;

“Meetings”	the Court Meeting and the Extraordinary General Meeting;

“Nabarro Wells”	Nabarro Wells & Co. Limited;

“Nasdaq”	The Nasdaq National Market in the United States;

“Ohsea”	Ohsea Holdings Limited;

“Ohsea Parties”	Ohsea, CS Services, the beneficial owners of Ohsea and CS Services, Benjamin P. Blackden, Andrew R. Dixey and the trusts and family members of Benjamin P. Blackden and Andrew R. Dixey;

“Ohsea Professional Staff Share(s)”	the share(s) held by Ohsea particulars of which are contained in Part 5 of Part VII of this document;

“Ohsea Shares”	‘A’ Ordinary Shares of 1/10p each, ‘B’ Ordinary Shares of £1.00 each, ‘C’ Ordinary Shares of 1/10p each and ‘D’ Ordinary Shares of 1/10p each in the capital of Ohsea;

“Options”	options granted under the Share Option Plans;

“Optionholders”	holders of Options;

“Overseas Shareholders”	holders of Professional Staff Shares with a registered or mailing address outside the United Kingdom or who are resident in, citizens of or nationals of, a jurisdiction outside the United Kingdom;

“Panel”	the Panel on Takeovers and Mergers;

“Professional Staff” or “the Company”	Professional Staff plc;

“Professional Staff ADSs”	American depositary shares of Professional Staff each representing one Professional Staff Share;

“Professional Staff Group”	Professional Staff and its subsidiaries;

“Professional Staff Shares”	ordinary shares of 2p each in the capital of Professional Staff, including any such shares represented by Professional Staff ADSs;

“Professional Staff Shareholders”	holders of Professional Staff Shares;

“Proposals”	the proposals set out in this document, including the proposed acquisition by Ohsea of the Scheme Shares by means of the Scheme, as described in the Explanatory Statement;

“Scheme”	the scheme of arrangement proposed to be effected under section 425 of the Act as set out on pages 63 to 66 of this document;

“Scheme Record Date”	the business day immediately preceding the Effective Date;

“Scheme Shares”	the Professional Staff Shares in issue at the date of this document and any Professional Staff Shares issued:

(i)	after the date of this document and prior to the Court Meeting; or

(ii)	on or after the Court Meeting and before the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme on terms that the holder thereof shall be bound by the Scheme, excluding the Ohsea Professional Staff Share(s), the CS Services Professional Staff Shares and the Management Shares of which further details are set out in Part VII of this document;

“Scheme Shareholders”	holders of Scheme Shares;

“SEC”	the US Securities and Exchange Commission;

“Share Exchange Agreement”

the share exchange agreement dated 14 April, 2003 between CS Services, Benjamin P. Blackden, Sally Blackden, Andrew R. Dixey and Osborne Clarke Trustees Limited as trustee of the Blackden Personal Settlement and Ohsea;

“Shareholders’ Agreement”	the shareholders’ agreement dated 14 April, 2003 between Ohsea, CS Services, Benjamin P. Blackden and Andrew R. Dixey;

“Share Option Plans”	together the Professional Staff Limited Employee Share Option Scheme and the Professional Staff Company Share Option Plan;

“Subscription Agreement”	the subscription agreement dated 14 April, 2003 between Andrew R. Dixey and Ohsea;

“Transaction Statement”

the Transaction Statement on Schedule 13E-3, as amended from time to time, under Section 13(e) of the US Securities Exchange Act of 1934 (as amended) and Rule 13e-3 thereunder which has been filed with the SEC by Ohsea, Professional Staff and certain other persons;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“US$” or “US dollars” or “$”	the lawful currency of the United States;

“United States” or “US”	the United States of America, its territories and possessions, any state or political subdivision of the United States of America and the District of Columbia;

“Voting Instruction Card”	the voting instruction card in respect of Professional Staff ADSs to be sent with this document for use by holders of Professional Staff ADSs;

“WestLB Panmure”	WestLB Panmure Limited of Woolgate Exchange, 25 Basinghall Street, London EC2V 5HA.

Expected timetable of principal events
2003
Latest time for receipt by the Depositary of completed Voting Instruction Cards from holders of Professional Staff ADSs	5.00 p.m. (New York time) on 4 June, 2003

Latest time for receipt of white Forms of Proxy for the Court Meeting*	3.00 p.m. on 7 June, 2003

Latest time for receipt of green Forms of Proxy for the Extraordinary General Meeting	3.15 p.m. on 7 June, 2003

Court Meeting	3.00 p.m. on 9 June, 2003

Extraordinary General Meeting**	3.15 p.m. **on 9 June, 2003

Date of Court hearing of petition to sanction the Scheme	1 July, 2003

Date of Court hearing to confirm the reduction of capital which forms part of the Scheme	3 July, 2003

Scheme Record Date; dealings in Professional Staff Shares suspended	3 July, 2003

Effective Date	4 July, 2003

Cheques for cash consideration despatched***	July, 2003

*	forms of proxy will be valid if handed to the Chairman of the Court Meeting at that Meeting.
**	or as soon thereafter as the preceding Court Meeting has concluded or been adjourned.
***	settlement of cash consideration will be effected within fourteen days of the Effective Date.

PART I

LETTER FROM JERRY C. BENJAMIN, CHAIRMAN OF THE COMMITTEE OF INDEPENDENT DIRECTORS OF PROFESSIONAL STAFF PLC

Professional Staff plc

(Registered in England No. 2459997)

Directors:	Registered Office:
Benjamin P. Blackden (Non-executive Chairman)	Buckland House
Jerry C. Benjamin (Non-executive Director)	Waterside Drive
Andrew R. Dixey (Group Chief Executive)	Langley Business Park
John C. Maynard (Non-executive Director)	Slough, Berkshire
Thomas I. Unterberg (Non-executive Director)	SL3 6EZ

6 May, 2003

To all Professional Staff Shareholders and, for information only, Optionholders

Dear Sir or Madam,

PROPOSED SCHEME OF ARRANGEMENT

Introduction

On 15 April, 2003 the board of directors of Ohsea and the Independent Directors announced the terms of recommended proposals to be put to Independent Scheme Shareholders for the acquisition by Ohsea, by means of a scheme of arrangement under section 425 of the Companies Act 1985, of all the issued and to be issued share capital of Professional Staff, other than the 2,390,900 Professional Staff Shares owned or controlled by Ohsea, CS Services and Management. The Proposals value each Professional Staff Share at $2.10 and the entire issued and to be issued share capital of Professional Staff at approximately $18.6 million (assuming full exercise of all the Options where the relevant exercise price is less than the price per share to be paid under the Scheme). Each of CS Services and Management will be exchanging the CS Services Professional Staff Shares and the Management Shares respectively for Ohsea Shares pursuant to the terms of the Share Exchange Agreement in the event that the Scheme becomes effective. Further details of the terms of the Share Exchange Agreement are set out in paragraph 7 of Part VI of this document.

Ohsea is a new holding company established for the purpose of implementing the Scheme and is controlled by Lord Ashcroft, KCMG. Other than in relation to the Proposals, Ohsea has not carried on any business since its incorporation on 24 July, 2002. Further details of Ohsea and its holding company, CS Services, are set out in Part V of this document.

Your Board has appointed a committee of Independent Directors to consider the Proposals on behalf of the Independent Scheme Shareholders. This committee comprises myself and John C. Maynard. The committee does not include Benjamin P. Blackden (Chairman) or Andrew R. Dixey (Group Chief Executive) in view of their association with Ohsea and their continuing involvement with the Enlarged Group should the Scheme become effective. It also does not include Thomas I. Unterberg, as he is the Chairman of CEUT, a firm which has been retained to furnish an opinion to the committee of the Independent Directors regarding the fairness, from a financial point of view, of the $2.07 per Professional Staff ADS, in cash, to be received pursuant to the Scheme by holders of Professional Staff ADSs (other than the Ohsea Parties). Acting in such advisory capacities CEUT has received certain fees from Professional Staff (see Part II, paragraph 10 “Interests of Directors”).

I am now writing to you on behalf of the Independent Directors in order to explain the background to, the benefits of and the terms of the Proposals and also to explain why we, the Independent Directors, believe that the Independent Scheme Shareholders should approve the Proposals. In view of Benjamin P. Blackden and Andrew R. Dixey’s involvement with Ohsea and Thomas I. Unterberg’s involvement with CEUT, they will not be able to participate in any recommendation of the Proposals to Professional Staff Shareholders. Neither will the holders of the Management Shares nor the Blackden Family Shareholders be able to vote on the resolution to implement the Scheme at the forthcoming Court Meeting. We have appointed Nabarro Wells to provide independent financial advice to the Independent Directors with regard to the Proposals and, as mentioned above, CEUT has rendered a fairness opinion.

Terms of the Scheme

Under the terms of the Scheme, the Scheme Shares will be cancelled and holders of Scheme Shares will receive:

for each Professional Staff Share	$2.10 in cash
for each Professional Staff ADS	$2.10 in cash, less the cancellation fee of the Depositary of $0.03 in respect of each Professional Staff ADS cancelled (i.e. $2.07).

The $0.03 per share differential between the amount being paid to holders of Professional Staff Shares and to holders of Professional Staff ADSs results from The Bank of New York, as depositary for the Professional Staff ADSs, retaining $0.03 per Professional Staff ADS cancelled as a cancellation fee in accordance with the Deposit Agreement.

The Scheme and the other arrangements to implement the Proposals will require approval by Independent Scheme Shareholders at the Court Meeting and by Professional Staff Shareholders at the Extraordinary General Meeting convened for 9 June, 2003. Further information on the Meetings, which we urge you to read carefully, is set out in paragraph 12 of the Explanatory Statement.

The Scheme is also subject to the conditions set out in Part III of this document being fulfilled or waived by Ohsea.

Background to and reasons for the Proposals

In January 1999, the Board began exploring strategic alternatives for enhancing shareholder value. This resulted in an offer being made in July 2000 by First Saddle Limited (a company in which certain of the then directors of Professional Staff were investors) to purchase for cash all of the Professional Staff Shares and Professional Staff ADSs. This offer lapsed because the acceptance condition was not satisfied by the first closing date.

In the months following the lapsing of the offer by First Saddle Limited, the Board continued its strategic review. Andrew R. Dixey was appointed Chief Executive in October 2000 and Benjamin P. Blackden, the then Chairman, became non-executive Chairman in April 2001.

However, the trading price of the Professional Staff Shares and the Professional Staff ADSs continued to be depressed.

In addition, the staffing sector served by Professional Staff, which included the telecommunications sector which itself suffered a downturn, became extremely weak. This caused Professional Staff to fail to meet market expectations in a number of quarters in the financial years ended 31 March, 2001, 2002 and 2003.

The Board considered a range of strategic alternatives, including a sale of all or part of Professional Staff, a merger with one or more companies or maintaining the current quoted status of Professional Staff. As trading in the Professional Staff ADSs continued to decline and conditions remained difficult (particularly in the telecommunications sector), the Board concluded that shareholder value would not be best served by maintaining the current quoted status of Professional Staff (particularly in view of the costs associated with maintaining a Nasdaq quotation) and that difficulties being experienced in the staffing sector as a whole made a trade sale or merger an unattractive option at prevailing values.

During the course of these discussions, a dialogue was established between Management and representatives of Lord Ashcroft, KCMG, the principal shareholder in Professional Staff, which resulted in an indicative conditional offer (subject to revision in light of due diligence results, market conditions and other factors) being made for Professional Staff by WestLB Panmure acting on behalf of Ohsea. Following receipt of this indicative offer, the Independent Directors were constituted as a Special Committee to consider the terms of the offer on behalf of Professional Staff and its shareholders. Having regard to the specific factors indicated above, the Independent Directors concluded, having received the advice of Nabarro Wells, that the Proposals provide an attractive opportunity for the Scheme Shareholders to realise their investment for cash at a premium to the middle market price of the Professional Staff ADSs, which was $1.675 on 14 April, 2003, and at a premium to the closing price of the Professional Staff ADSs, which was $1.60 on 14 April, 2003, this being the day immediately preceding the date of announcement of the Proposals.

Following the Effective Date, Ohsea, intends that Professional Staff will continue to provide professional staffing services to the communications technology, science and interim management sectors and also permanent recruitment services to the communications technology and science sectors. No major changes in operations, management or personnel are currently envisaged by Ohsea as a direct result of the implementation of the Proposals.

Ohsea, through Professional Staff, expects that the demand for staffing services will continue and that its clients will increasingly adopt the concepts of outsourcing and managed services and therefore intends to continue to develop its capabilities in response to these needs.

Ohsea, through Professional Staff, expects to concentrate its services to clients in the United Kingdom, Continental Europe and North America but may extend its geographical reach as appropriate opportunities arise. It will also be alert to the possibility of widening its scope into other technical and professional staffing sectors as market opportunities arise.

The prospects of the Enlarged Group for the forthcoming financial year remain uncertain due to the lack of growth in the worldwide telecommunications industry and the continuing downturn in the staffing industry generally. However, with a rationalised cost structure, the directors of Ohsea believe that the Enlarged Group will be well placed to capitalise on market opportunities as and when they arise.

Item 5 of the Transaction Statement contains further details regarding the background to the Proposals.

Share Option Plans

If any Options are exercised and Professional Staff Shares issued to the relevant Optionholder(s) before the date(s) of the Court Meeting and the Extraordinary General Meeting then, subject to the terms of the Proposals, the relevant Optionholder(s) will be entitled to vote either in person or by proxy at such meetings in respect of such shares.

Following the adoption of the proposed resolution to amend Professional Staff’s articles of association set out in the Notice of Extraordinary General Meeting at the end of this document, the Scheme will extend to all Professional Staff Shares (including those issued on the exercise of Options) issued to any person other than Ohsea or any nominee of Ohsea prior to the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme. The Scheme will not extend to Professional Staff Shares issued (including those issued on the exercise of Options) after that time.

It is proposed to amend Professional Staff’s articles of association so as to provide that any Professional Staff Share issued (including those issued on the exercise of an Option) to any person other than Ohsea or any nominee of Ohsea after the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme is immediately transferred to Ohsea in consideration for the payment of $2.10 in cash by Ohsea to the holder of the Option.

Any Option which is not otherwise exercisable will become exercisable for a limited period after the date upon which the Court sanctions the Scheme. All Options if not already exercised will lapse within a period of one month after the optionholders are notified by the directors of Professional Staff of the Court sanctioning the Scheme (with respect to those Options granted under the Professional Staff Company Share Option Plan) or six months after the Court sanctions the Scheme (with respect to those Options granted under the Professional Staff Limited Employee Share Option Scheme).

A separate letter is being sent to Optionholders explaining the effect of the Scheme on their Options and the steps being taken to protect their rights.

Directors, management and employees

Ohsea has confirmed that the contractual and statutory rights of employees of the Professional Staff Group (including their pension rights) will be fully safeguarded.

All the directors of Professional Staff (other than Management) have agreed that they will, following the Scheme becoming effective, resign from the board of Professional Staff. These directors will receive no compensation or other payment relating to the Scheme except, where applicable, as a result of the sale of their Scheme Shares.

Irrevocable undertakings and voting

John Maynard (being the only Independent Director holding Professional Staff Shares) has irrevocably undertaken to vote in favour of the Proposals in respect of his aggregate holding of 2,000 Professional Staff Shares, representing approximately 0.03 per cent. of the shares eligible to vote at the Court Meeting, approximately 0.02 per cent. of the shares eligible to vote at the Extraordinary General Meeting (other than on the resolution to approve arrangements with Management) and approximately 0.03 per cent. of the shares eligible to vote on the resolution to approve arrangements with Management.

Ed Shea has irrevocably undertaken to instruct the Depositary to vote in favour of the Proposals in respect of the Professional Staff Shares underlying his holding of 942,500 Professional Staff ADSs, representing approximately 15 per cent. of the shares eligible to vote at the Court Meeting, approximately 10.7 per cent. of the shares eligible to vote at the Extraordinary General Meeting (other than on the resolution to approve arrangements with Management) and approximately 15 per cent. of the shares eligible to vote on the resolution to approve arrangements with Management.

Each of Ohsea, CS Services, the holders of the Management Shares and the Blackden Family Shareholders have irrevocably undertaken to be bound by the Scheme and to vote in favour of the resolutions to be proposed at the Extraordinary General Meeting, excluding the resolution to approve arrangements with Management upon which they are prevented by Rule 16 of the City Code from voting and on which they have agreed not to vote.

Each of the irrevocable undertakings described above will lapse in the event of certain specified circumstances, including the scheme not having become effective by 31 July, 2003, or such later date as may be approved by the Panel.

Professional Staff believes that Thomas I. Unterberg will instruct the Depositary to vote in favour of the Proposals in respect of the Professional Staff Shares underlying the 62,550 Professional Staff ADSs held by Thomas I. Unterberg and his wife, as at 5 May, 2003. Professional Staff believes that Thomas I. Unterberg will cause to be voted in favour of the Proposals the Professional Staff Shares underlying the 50,000 Professional Staff ADSs held, as at 5 May, 2003, by a charitable foundation for which Thomas I. Unterberg acts as trustee. In neither case is Thomas I. Unterberg bound to take such action.

In addition, Professional Staff believes that CEUT will cause to be voted in favour of the Proposals the Professional Staff Shares underlying (i) the 600,000 Professional Staff ADSs held by investment accounts owned by CEUT as at 5 May, 2003 and (ii) the 100,000 Professional Staff ADSs held by C.E. Unterberg, Towbin Capital Partners I, L.P. as at 5 May, 2003. However, CEUT is not bound to take such action.

Overseas Shareholders

Overseas Shareholders should refer to paragraph 15 of Part II of this document which contains important information for such shareholders.

Recommendation

The Independent Directors, who have been so advised by Nabarro Wells, consider the cash price of $2.10 per Scheme Share to be fair and reasonable. The Independent Directors consider the Proposals to be in the best interests of Independent Scheme Shareholders as a whole and unanimously recommend that Independent Scheme Shareholders support the Proposals by voting in favour of the resolutions to be proposed at the Meetings.

In providing its advice to the Independent Directors, Nabarro Wells has taken into account the commercial assessments of the Independent Directors.

CEUT has delivered an opinion to the Independent Directors that, as of 14 April, 2003, based upon and subject to the various factors and assumptions described in the CEUT opinion (which is referred to in further detail in, and is an exhibit to, the Transaction Statement), the $2.07 per Professional Staff ADS, in cash, to be received pursuant to the Scheme by holders of Professional Staff ADSs was fair, from a financial point of view, to the holders of Professional Staff ADSs (other than the Ohsea Parties).

The action to be taken by Independent Scheme Shareholders is set out in paragraph 14 of Part II of this document.

In the event that the Scheme does not become effective, the Board will continue to operate the Company’s business in the ordinary course while continuing to explore alternative strategies to maximise shareholder value.

Yours faithfully,

Jerry C. Benjamin

PART II

EXPLANATORY STATEMENT

(in compliance with Section 426 of the Companies Act 1985)

Nabarro Wells & Co. Limited

Saddlers House,

Gutter Lane,

London EC2V 6HS

Regulated by The Financial Services Authority Registered in England No. 1950025

Registered office: New Roman House, 10 East Road, London N1 6BG

6 May, 2003

To:    Professional Staff Shareholders and, for information only, Optionholders

Dear Sir or Madam,

1.    Introduction

On 15 April, 2003 the board of directors of Ohsea and the Independent Directors announced the terms of recommended proposals to be put to Independent Scheme Shareholders involving the acquisition by Ohsea of the Scheme Shares by means of a scheme of arrangement under section 425 of the Act. We are authorised by Professional Staff to set out in this letter further details of the Proposals and to explain the steps necessary to implement them.

Your attention is drawn to the letter from Jerry C. Benjamin set out on pages 8 to 12 of this document which forms part of this Explanatory Statement and which sets out the background to and reasons for the Proposals. You will see from that letter that the Independent Directors, who have been so advised by Nabarro Wells, consider the cash price of $2.10 per Professional Staff Share under the Proposals to be fair and reasonable and that the Independent Directors unanimously recommend Independent Scheme Shareholders to support the Proposals by voting in favour of them. In providing its advice to the Independent Directors Nabarro Wells has taken into account the commercial assessments of the Independent Directors. CEUT has delivered an opinion to the Independent Directors that, as of 14 April, 2003, based upon and subject to the various factors and assumptions described in the CEUT opinion (which is referred to in further detail in, and is an exhibit to, the Transaction Statement), the $2.07 per Professional Staff ADS, in cash, to be received pursuant to the Scheme by the holders of Professional Staff ADSs was fair, from a financial point of view, to the holders of Professional Staff ADSs (other than the Ohsea Parties).

The Scheme is set out in full in Part VIII of this document. Your attention is also drawn to the other parts of this document which all form part of this Explanatory Statement. This document is sent to you together with the Transaction Statement which has been filed with the SEC and which contains the information required by the SEC. The Transaction Statement contains important information in relation to the Proposals and therefore forms part of this Explanatory Statement.

2.    Terms of the Scheme

The Scheme is an arrangement made between Professional Staff and holders of Scheme Shares under section 425 of the Act. The Scheme is subject to the conditions and further terms set out in this document, including the approval of the terms of the Scheme by the requisite majorities of Independent Scheme Shareholders at the Court Meeting and of Professional Staff Shareholders at the Extraordinary General Meeting and the sanction of the Scheme by the Court. The requisite majority for each meeting is specified in paragraph 12 below. No assurances can be given as to the satisfaction or timing of satisfaction of any of the conditions of the Scheme.

(a)    The Scheme

The purpose of the Scheme is to provide for Ohsea to become the owner of the whole of the issued and to be issued share capital of Professional Staff. This is to be achieved by the cancellation of the Scheme Shares and the application of part of the share premium account of Professional Staff in paying up in full a number of new Professional Staff Shares which is equal to the number of Scheme Shares cancelled and issuing the same to Ohsea. Each of CS Services and the holders of the Management Shares will be exchanging Professional Staff Shares for Ohsea Shares pursuant to the terms of the Share Exchange Agreement in the event that the Scheme becomes effective.

Holders of Scheme Shares who are on the register of Professional Staff at the close of business on the Scheme Record Date (being the business day immediately preceding the Effective Date) will then receive cash consideration on the basis set out below.

(b)	Consideration

Under the Scheme, holders of Scheme Shares will receive from Ohsea a cash payment on the following basis:

for each Professional Staff Share	$ 2.10
for each Professional Staff ADS	$2.10 less the cancellation fee of the Depositary of $0.03 in respect of each Professional Staff ADS cancelled (i.e. $2.07)

The $0.03 per share differential between the amount being paid to holders of Professional Staff Shares and to holders of Professional Staff ADSs results from The Bank of New York, as depositary for the Professional Staff ADSs, retaining $0.03 per Professional Staff ADS cancelled as a cancellation fee in accordance with the Deposit Agreement.

Subject to the confirmation of the Court and the Scheme becoming effective, it is also proposed that the amount standing to the credit of the share premium account of the Company (being £37,923,000 as at 28 February, 2003) be reduced by £15,000,000 in order to eliminate the accumulated deficit in the Company’s profit and loss account as at the Effective Date (which as at 28 February, 2003 was £13,122,000). An appropriate undertaking for the protection of creditors will be offered by Professional Staff to the Court.

3.	Information on Ohsea and the financing of the Proposals

Ohsea is a private limited company incorporated in England and Wales on 24 July, 2002 and registered under the Act. It was incorporated for the purpose of implementing the Proposals and is controlled by Lord Ashcroft, KCMG. Ohsea has not carried on any business since incorporation other than in connection with the Proposals. The directors of Ohsea are Andrew S. Wilson and Stewart A. Harris.

Ohsea is a wholly-owned subsidiary of CS Services, a non-trading holding company registered in Belize. CS Services is controlled by Lord Ashcroft, KCMG and its directors are Northtown Limited and Southtown Limited.

It is intended that the Proposals will be funded through debt financing pursuant to the Facility Agreement. It is also intended that, should the Scheme become effective, amounts outstanding under the Facility Agreement will be refinanced by new bank facilities with GMAC and GMAC Commercial Finance LLC (the “Refinancing Facility”) and the utilisation of certain cash resources of the Professional Staff Group. Subject to compliance with the conditions of the Refinancing Facility and its availability, it is possible that funds drawn under the Refinancing Facility will be used to fund the Proposals directly and that no amounts will, as a consequence, be drawn under the Facility Agreement.

It is intended that the Refinancing Facility will incorporate a multi-currency receivables financing facility to be made available to the Enlarged Group to fund, first, the repayment by Ohsea of the Facility Agreement (or, if the Refinancing Facility is used to fund the Proposals directly, to fund the Proposals) and, second, to refinance existing facilities of the Professional Staff Group and to meet the working capital and medium financing requirements of the Enlarged Group.

Subject to the Scheme becoming effective, it is intended to follow the financial assistance whitewash procedures set out in sections 155-158 of the Act in order that (i) the Professional Staff Group can give security in favour of GMAC and GMAC Commercial Finance LLC to secure the financing arrangements constituted by the Refinancing Facility; and (ii) to permit the Professional Staff Group to enter into the Refinancing Facility and to provide funds to Ohsea to enable Ohsea to repay the Facility Agreement (or, if the Refinancing Facility is used to fund the Proposals directly, to fund the Proposals.

4.	Information on the Professional Staff Group

Professional Staff is a specialty staffing services company carrying on business mainly in the United Kingdom and the United States, providing temporary and permanent placement services to the communications technology, science and interim management sectors.

Specialty staffing services have become a significant part of human resource management. Staffing companies create value by providing the flexible workforce that allows client companies to focus on core competencies. Strategic recruitment outsourcing allows companies effectively to manage human resources in response to operational fluctuations and economic and product cycles. Corporations generally turn to temporary workers as a means to achieve greater operating efficiency, to transfer fixed labour costs to variable costs, to add flexibility to operations, to reduce risks associated with hiring permanent employees and to import skills missing from their organisations.

The directors of Professional Staff believe that Professional Staff has achieved a competitive position in the staffing industry attributable to a number of business strategies, including the following:

•	operating only in specialised sectors;

•	employing qualified and experienced sales teams;

•	providing value added services;

•	identifying qualified candidates; and

•	continuing investment in advanced information systems and office technology.

Professional Staff prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States.

For the year ended 31 March, 2002 Professional Staff reported a pre-tax loss of £12.4 million (2001: £1.9 million profit) on turnover of £116.1 million (2001: £146.7 million). As at that date, total shareholders’ equity was £38.3 million.

Professional Staff reported unaudited preliminary results for the twelve months ended 31 March, 2003 of a pre-tax loss of £25.3 million on turnover of £89.4 million.

Further financial information relating to Professional Staff is set out in Part IV of this document.

5.	Arrangements with Management

The continuing involvement of Benjamin P. Blackden and Andrew R. Dixey in the development of the Enlarged Group has been a key factor to Ohsea’s decision to acquire Professional Staff.

Under the terms of the Share Exchange Agreement, Benjamin P. Blackden and Andrew R. Dixey will exchange the Management Shares, which in aggregate total 769,000 Professional Staff Shares, for 769,000 Ohsea Shares representing in aggregate, approximately 29.5 per cent. of the issued share capital of Ohsea as at the Effective Date.

In addition, the Benjamin Blackden Cancellation Shares will be cancelled under the Scheme in return for a cash payment of $213,150 ($2.10 per share).

Further information on the arrangements with Management are set out in Part VI of this document.

Under Rule 16 of the City Code, an ordinary resolution is being put to Professional Staff Shareholders at the forthcoming Extraordinary General Meeting in order to approve these arrangements. Nabarro Wells has confirmed that it considers the terms of the arrangements between Ohsea and Management to be fair and reasonable in the context of the Proposals so far as the other Professional Staff Shareholders are concerned and recommends that the Professional Staff Shareholders vote in favour of this resolution. Each of Ohsea, CS Services, the holders of the Management Shares and the Blackden Family Shareholders (being all the shareholders who are not independent for this purpose) have undertaken not to vote on the resolution.

6.	Inducement Fee

As an inducement to Ohsea to pursue the Proposals, Professional Staff, in accordance with advice from Nabarro Wells as independent financial adviser, has agreed to pay to Ohsea an amount equal to the lesser of

US$240,000 and 1 per cent. of the value the Company (calculated by reference to the offer price of $2.10 per Professional Staff Share) in the event that the Scheme is withdrawn or fails to become effective for whatever reason and prior to such withdrawal or failure (i) a competing offer at or above $2.10 per share is made and becomes unconditional in all respects; or (ii) the Independent Directors withdraw or modify in a manner adverse to the Scheme their recommendation; or (iii) the directors of Professional Staff fail to take certain actions to ensure that the Scheme is proposed to the Scheme Shareholders; or (iv) the directors of Professional Staff fail to both withdraw the Scheme at Ohsea’s request and to recommend a takeover bid by Ohsea for Professional Staff on no less favourable terms. Nabarro Wells and the Independent Directors have confirmed to the Panel that they each consider the inducement fee agreement to be in the best interests of the Professional Staff Shareholders.

7.	Share Option Plans

If any Options are exercised and Professional Staff Shares issued to the relevant Optionholder(s) before the date(s) of the Court Meeting and the Extraordinary General Meeting then, subject to the terms of the Proposals, the relevant Optionholder(s) will be entitled to vote either in person or by proxy at such meetings in respect of such shares.

Following the adoption of the proposed resolution to amend Professional Staff’s articles of association set out in the Notice of Extraordinary General meeting at the end of this document, the Scheme will extend to all Professional Staff Shares (including those issued on the exercise of Options) issued to any person other than Ohsea or any nominee of Ohsea prior to the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme. The Scheme will not extend to Professional Staff Shares issued (including those issued on the exercise of Options) after that time.

It is proposed to amend Professional Staff’s articles of association so as to provide that any Professional Staff Share issued (including those issued on the exercise of an Option) to any person other than Ohsea or any nominee of Ohsea after the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme is immediately transferred to Ohsea in consideration for the payment of $2.10 in cash by Ohsea to the holder of the Option.

Any Option which is not otherwise exercisable will become exercisable for a limited period after the date upon which the Court sanctions the Scheme. All Options if not already exercised will lapse within a period of one month after the optionholders are notified by the directors of Professional Staff of the Court sanctioning the Scheme (with respect to those Options granted under the Professional Staff Company Share Option Plan) or six months after the Court sanctions the Scheme (with respect to those Options granted under the Professional Staff Limited Employee Share Option Scheme).

A separate letter is being sent to Optionholders explaining the effect of the Scheme on their Options and the steps being taken to protect their rights.

8.	United Kingdom Taxation

The statements set out below are intended only as a general guide to current UK law and practice and apply only to certain categories of person. They apply only to individuals resident in the UK for tax purposes who are holders of Scheme Shares who receive cash pursuant to the Scheme in exchange for Scheme Shares or Scheme ADSs. The summary does not purport to be a complete analysis or listing of all the potential UK tax consequences arising from the Scheme. If you are in any doubt as to your tax position, you are strongly recommended to consult your professional adviser. This summary is based upon UK law and UK Inland Revenue practice as in effect at the date of this document, each of which may be subject to change, perhaps with retrospective effect.

Liability to UK taxation of chargeable gains will depend on each shareholder’s circumstances. For holders of Scheme Shares, the cancellation of their existing Professional Staff Shares in consideration for a cash payment from Ohsea will be treated as a disposal of those shares for the purposes of UK taxation of chargeable gains. This may, depending on the holder’s circumstances (including the availability of exemptions and allowable losses), give rise to a liability to UK taxation.

9.	Certain US federal income tax consequences of the Scheme

The following summary is a general discussion of certain United States federal income tax consequences applicable under current law to the receipt of cash pursuant to the Scheme in exchange for Scheme Shares or Professional Staff ADSs by a “US Holder” (which, for purposes of this discussion, means a beneficial owner of Scheme Shares or Professional Staff ADSs that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation that is created or organised in or under the laws of the United States or any state thereof (including the District of Columbia), (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust (1) if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorised to control all substantial decisions of the trust or (2) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated). This summary does not apply to Professional Staff Shareholders exchanging their Professional Staff Shares for Ohsea Shares under the Share Exchange Agreement.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations, published rulings and court decisions as of the date hereof, all of which are subject to change or different interpretations at any time with possible retroactive effect. This discussion does not deal with tax consequences for special classes of beneficial owners of Scheme Shares or Professional Staff ADSs, such as dealers or traders in securities or commodities, banks, financial institutions, insurance companies, tax-exempt organisations, holders of interests in Scheme Shares or Professional Staff ADSs in any employee benefit plan, persons holding Scheme Shares or Professional Staff ADSs as a hedge or who have otherwise hedged the risk of holding Scheme Shares or Professional Staff ADSs, persons holding Scheme Shares or Professional Staff ADSs as part of a straddle or in connection with a conversion transaction, persons that own (or are deemed to own) 10 per cent. or more (by voting power) of Professional Staff’s share capital, persons holding Scheme Shares or Professional Staff ADSs through partnerships or other pass-through entities or persons having a functional currency other than the United States dollar. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction, nor does it address alternative minimum tax considerations. This discussion assumes that the Scheme Shares or Professional Staff ADSs are held as “capital assets” for tax purposes. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

US Holders who sell their Scheme Shares or Professional Staff ADSs will generally recognise a taxable gain or loss equal to the difference between their amount realised and their tax basis in their Scheme Shares or Professional Staff ADSs. Such gain or loss generally will be US-source capital gain or loss and will be long-term if such US Holders held their Scheme Shares or Professional Staff ADSs for more than one year (taxable at a reduced rate for individuals, trusts or estates). A further reduced tax rate may apply to capital gain on Scheme Shares or Professional Staff ADSs held by individual holders for more than five years. The deductibility of capital losses is subject to significant limitations.

US Holders who receive US dollars in exchange for their Professional Staff ADSs will have an amount realised equal to the payments they receive.

In its most recent annual report on Form 20-F filed with the SEC in respect of the financial year ended 31 March, 2002, and in prior filings with the SEC, Professional Staff stated its belief that it was not a passive foreign investment company (a “PFIC”) for US federal income tax purposes. This status must be determined annually. The foregoing discussion assumes that Professional Staff’s stated belief regarding its PFIC status is correct. However, to our knowledge Ohsea has not undertaken to determine in any manner Professional Staff’s PFIC status and no representations or other assurances are provided herein in this regard. If Professional Staff were to be a PFIC (or had been a PFIC in the past), the tax consequences to the US Holders could, depending upon the individual circumstances of each holder, differ from those described herein, and such differences could be material. US Holders should consult their own tax advisers regarding Professional Staff’s status as a PFIC and the tax consequences thereof.

Non-corporate US Holders may be subject to US federal backup withholding (currently imposed at a rate of 30 per cent.) and information reporting on payments received under the Scheme if they fail to furnish and certify their correct taxpayer identification number in the manner required or otherwise fail to establish a basis for exemption. To prevent backup withholding, US Holders should complete Internal Revenue Service Form W-9 or a valid substitute form. Amounts withheld from payments to US Holders generally will be allowed as a credit against the US Holders’ US federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

All holders of Scheme Shares or Professional Staff ADS are urged to consult their own tax advisors to determine the tax consequences of the Scheme in their particular circumstances, including the application of federal, state, local and foreign tax laws.

10.	Interests of Directors

The interests of the directors of Professional Staff in the Proposals are set out in paragraph 5 above (in the case of Management) and paragraphs 5, 7 and 8 of Part VI of this document. Save as disclosed, the effect of the Scheme and the Proposals on the directors’ interests (including their interests as directors and/or employees) does not differ from their effects on the like interests of other persons.

Thomas I. Unterberg, a director of Professional Staff, is Chairman of CEUT, which has been retained by the Independent Directors to render an opinion to the committee of Independent Directors as to the fairness, from a financial point of view, of the $2.07 per Professional Staff ADS, in cash, to be received pursuant to the Scheme by the holders of Professional Staff ADSs (other than the Ohsea Parties). The Independent Directors have agreed to pay to CEUT a fee of $470,000 upon the delivery of its opinion. For additional information on CEUT’s opinion and its relationship with Professional Staff, please see the section headed “Recommendation of the Board of Directors; Fairness of the Transaction” in exhibit 1 to the Transaction Statement.

11.	Employees

Ohsea has confirmed that the contractual and statutory rights of employees of the Professional Staff Group (including their pension rights) will be fully safeguarded.

All directors (other than Management) have agreed that they will, following the Scheme becoming effective, resign from the board of Professional Staff. These directors will receive no compensation or other payment relating to the Scheme except, where applicable, as a result, of the sale of their Scheme Shares. Andrew R. Dixey, Benjamin P. Blackden and Iain Mackinnon will be appointed to the Ohsea board once the Scheme becomes effective.

12.	Meetings

The Scheme will require the approval of a majority in number of the Independent Scheme Shareholders present and voting, representing at least three-fourths in value of the Independent Scheme Shares held by those Independent Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment of that meeting). The implementation of the Scheme will also require the passing by Professional Staff Shareholders of the resolutions to be proposed at the Extraordinary General Meeting to be held at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire, SL3 6EZ at 3:15 p.m. on 9 June, 2003.

Court Meeting

The Court Meeting is being convened pursuant to an order of the Court for the purposes of considering and, if thought fit, approving the Scheme (with or without modification). Notice of the Court Meeting is set out on page 68 of this document.

At the Court Meeting, voting will be on a poll and Independent Scheme Shareholders will be entitled to one vote for each Scheme Share held by them. The resolution will be passed if a majority in number of the Independent Scheme Shareholders present and voting representing not less than three-fourths in value of the Independent Scheme Shares represented by those shareholders present and voting, either in person or by proxy, votes in favour of the Scheme.

The Ohsea Professional Staff Shares(s) held by Ohsea, the CS Services Professional Staff Shares held by CS Services, the Management Shares held by Management (including those held jointly or beneficially) and the

Blackden Family Shares held by Blackden Family Shareholders and Benjamin P. Blackden, representing approximately 28 per cent. of the issued Professional Staff Shares, will be treated as a separate class from the other Professional Staff Shares and none of these shareholders will vote at the Court Meeting.

Upon the Scheme becoming effective, it will be binding on all holders of Scheme Shares, irrespective of whether they attend or vote at the Court Meeting. Ohsea, CS Services, the holders of the Management Shares and the Blackden Family Shareholders will separately undertake to the Court to be bound by the terms of the Scheme.

Extraordinary General Meeting

The Extraordinary General Meeting is being convened for the purpose of considering and, if thought fit, passing an ordinary resolution approving the arrangements between Management and Ohsea (as required by Rule 16 of the City Code) and a special resolution approving the Scheme, an associated reduction in capital, an amendment to Professional Staff’s articles of association and a reduction in the amount standing to the credit of the Company’s share premium account by £15,000,000 in order to eliminate the accumulated deficit in the Company’s profit and loss account as at the Effective Date.

The amendment to Professional Staff’s articles of association will provide that any Professional Staff Share issued to any person other than Ohsea or any nominee of Ohsea after the Court Meeting and prior to the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme are bound by the Scheme. It will also provide that any Professional Staff Share issued to any person other than Ohsea or any nominee of Ohsea after the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme will be immediately transferred to Ohsea in consideration of the payment in cash of $2.10 by Ohsea to the person to whom the Professional Staff Share is issued.

The vote on the ordinary resolution approving arrangements between Management and Ohsea must be a vote of independent shareholders (i.e. excluding Ohsea, CS Services, the holders of the Management Shares and the Blackden Family Shareholders) and must be taken on poll. The holders of the shares to be excluded have undertaken not to vote on this resolution in respect of their shares. Each independent Professional Staff Shareholder present in person or by proxy will be entitled to one vote for each Professional Staff Share held. Further information on how holders of Professional Staff Shares and Professional Staff ADSs may vote is set out in part 14 below headed ‘Action to be taken’.

The full text of the resolutions is set out in the notice of the Extraordinary General Meeting on pages 69 and 70 of this document.

13.	Dealings and settlement

Dealings in Professional Staff Shares

The last day of dealings in Professional Staff Shares is expected to be 3 July, 2003.

Subject to the Scheme becoming effective, settlement of the consideration to which any Scheme Shareholder is entitled thereunder will be effected within fourteen days of the Effective Date as set out below.

Except with the consent of the Panel, settlement of cash consideration to which any Scheme Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme without regard to any lien, right of set-off, counterclaim or other analogous right to which Ohsea may otherwise be, or claim to be, entitled against such Professional Staff Shareholder.

All documents and remittances sent through the post will be sent at the risk of the person(s) entitled thereto. All payments will be made in US dollars.

(a)    Scheme Shares in certificated form

Cheques for cash entitlements due under the Scheme in respect of Scheme Shares held in certificated form are expected to be despatched to holders of Scheme Shares by first class post to the address appearing in the Register of Members of Professional Staff at the close of business on the Scheme Record Date (or, in the case of joint holders, to the holder whose name stands first in such Register of Members in respect of the joint holding concerned) or to such other address (if any) as such persons may respectively direct in writing.

As from the Effective Date, each existing certificate representing a holding of Scheme Shares shall cease to be of value and any holder of such shares shall be bound on the request of Professional Staff to deliver up to Professional Staff the certificate(s) for such shares for cancellation.

(b)    Professional Staff ADSs

Following the Scheme becoming effective the Professional Staff Shares underlying each Professional Staff ADS will be cancelled and holders of Professional Staff ADSs will receive US$2.07.

The $0.03 per share differential between the amount being paid for each Professional Staff Share and for each Professional Staff ADS results from The Bank of New York, as depositary for the ADSs, retaining $0.03 per Professional Staff ADS as a cancellation fee in accordance with the Deposit Agreement.

Following the Scheme becoming effective, it is expected that the Depositary, at the direction of Ohsea, will terminate the Deposit Agreement by sending notice of such termination to the registered holders of ADSs then outstanding at least 90 (ninety) days prior to the date fixed in such notice for such termination.

The Depositary (as the registered holder of the Scheme Shares) will receive an amount in US dollars equal to the total amount payable in respect of all the Scheme Shares held by the Depositary in accordance with the terms of the Scheme. Once the Depositary has received the funds, holders, upon surrender of their Professional Staff ADSs in accordance with the terms of the Deposit Agreement, will receive their net pro-rata portion of the consideration from the Depositary.

It is expected that the Professional Staff ADSs will cease trading on Nasdaq on the close of business (New York time) on the business day prior to the Effective Date and applications will be made to Nasdaq and the SEC for the related delisting and deregistration of the Professional Staff ADSs.

14.	Action to be taken

You will find enclosed with this document:

•	(if you are a holder of Professional Staff Shares) a white Form of Proxy for use in respect of the Court Meeting;

•	(if you are a holder of Professional Staff Shares) a green Form of Proxy for use in respect of the Extraordinary General Meeting; and

•	(if you are a holder of Professional Staff ADSs) a Voting Instruction Card.

If you are a holder of Independent Scheme Shares (other than Professional Staff ADSs), whether or not you intend to attend these meetings, please complete both Forms of Proxy in accordance with the instructions printed thereon and return them either by post or by hand to Professional Staff’s Company Secretary, Adèle Thorpe, so as to be received as soon as possible and in any event at least 48 hours before the time fixed for the relevant meeting. A pre-paid envelope (for use in the UK only) is enclosed for this purpose.

If the white Form of Proxy relating to the Court Meeting is not lodged by the relevant time, it may be handed to the Chairman of the Court Meeting at the Court Meeting. However, in the case of the Extraordinary General Meeting, unless the green Form of Proxy is lodged so as to be received by the time mentioned above and in accordance with the instructions on that Form of Proxy, it will be invalid.

The completion and return of a Form of Proxy will not prevent you from attending and voting in person at the Court Meeting or Extraordinary General Meeting, or any adjournment thereof, if you so wish.

Please note that in relation to the green Form of Proxy for the Extraordinary General Meeting, if you do not give a specific voting instruction on each of the resolutions to be considered at the Extraordinary General Meeting by placing a mark in the appropriate box, your proxy will be free to vote or abstain in relation to the resolutions as he or she thinks fit. Unless you specifically instruct otherwise, your proxy may also vote or abstain as he or she thinks fit on any other business (including any amendments to the resolutions to be proposed at the Extraordinary General Meeting) which may properly come before the Extraordinary General Meeting. In relation to the white Form of Proxy for the Court Meeting, a proxy appointed to vote in favour of the Scheme may vote or abstain as he or she thinks fit on any modifications to the Scheme.

Professional Staff Shareholders who wish to revoke or replace their Forms of Proxy should contact the shareholder helpline 01753 589667 (or +44 1753 589667 outside the UK).

If you are a holder of Professional Staff ADSs, you may only vote in person or by proxy at the Court Meeting and/or the Extraordinary General Meeting if you become a registered holder of Professional Staff Shares by arranging for the surrender of your Professional Staff ADSs in accordance with the terms and conditions of the Deposit Agreement. Please contact the Depositary on telephone number (001) (212) 815 2721 or (001) (212) 815 2783 for further information on surrendering your Professional Staff ADSs if you wish to become a registered holders of shares.

Alternatively, you may instruct The Bank of New York, as Depositary, on how to vote the Professional Staff Shares underlying your Professional Staff ADSs at the Court Meeting and/or Extraordinary General Meeting. A Voting Instruction Card is enclosed for this purpose and must be completed, signed and returned to the Depositary so that the Depositary receives it no later than 5.00 p.m. (New York time) on 4 June, 2003. If you hold your Professional Staff ADSs indirectly, you must rely on the procedures of your bank, broker or financial institution through which you hold your Professional Staff ADS.

Each of the holders of the Management Shares and the Blackden Family Shareholders have surrendered the Professional Staff ADSs formerly owned or controlled by them and have become registered holders of Professional Staff Shares. Lord Ashcroft, KCMG procured the surrender of Professional Staff ADSs formerly owned or controlled by him and became the registered holder of Professional Staff Shares prior to the transfer of the legal interest in such shares to CS Services on 31 March, 2003.

It is particularly important that as many votes as possible are cast at the Court Meeting so that the Court may be satisfied that there is a fair representation of Independent Scheme Shareholder’s opinion. You are therefore strongly urged to return your Forms of Proxy or, as the case may be, Voting Instruction Card as soon as possible.

15.	Overseas Shareholders

The implications of the Scheme for Overseas Shareholders may be affected by the laws of the relevant jurisdiction. Overseas Shareholders should inform themselves of and observe any applicable legal requirements. It is the responsibility of each Overseas Shareholder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside England.

Professional Staff is currently subject to the informational requirements of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. Reports and other information filed by Professional Staff with the SEC may be inspected and copied at the Public Reference Facilities maintained by the SEC at 450 Fifth Street, Washington D.C. 20549, and copies may be downloaded directly from the Investor Relations segment of Professional Staff’s website at www.pstf.com. Copies of the Transaction Statement and the exhibits thereto may be downloaded from the SEC’s website at www.sec.gov by using the “Search for Company Filings” function. In connection with the implementation of the Scheme, Professional Staff ADSs will not, following the Effective Date, be quoted on Nasdaq and Professional Staff’s SEC reporting obligations will be terminated.

16.	Recommendation, irrevocable undertakings and voting

The Independent Directors of Professional Staff, who have been so advised by Nabarro Wells, consider the cash price of $2.10 per Scheme Share to be fair and reasonable. The Independent Directors consider the Proposals to be in the best interests of Independent Scheme Shareholders as a whole and unanimously recommend that Professional Staff Shareholders support the Proposals by voting in favour of the resolutions to be proposed at the Meetings. In providing its advice to the Independent Directors Nabarro Wells has taken into account the commercial assessments of the Independent Directors.

CEUT has delivered an opinion to the Independent Directors that, as of 14 April, 2003, based upon and subject to the various factors and assumptions described in the CEUT fairness opinion (which is referred to in further detail in, and is an exhibit to, the Transaction Statement), the $2.07 per Professional Staff ADS, in cash, to be received pursuant to the Scheme by the holders of Professional Staff ADSs was fair, from a financial point of view, to the holders of Professional Staff ADSs (other than the Ohsea Parties).

John Maynard (being the only Independent Director holding Professional Staff Shares) has irrevocably undertaken to vote in favour of the Proposals in respect of his holding of 2,000 Professional Staff Shares, representing approximately 0.03 per cent. of the shares eligible to vote at the Court Meeting, approximately 0.02 per cent. of the shares eligible to vote at the Extraordinary General Meeting (other than on the resolution to approve arrangements with Management) and approximately 0.03 per cent. of the shares eligible to vote on the resolution to approve arrangements with Management.

Ed Shea has irrevocably undertaken to instruct the Depositary to vote in favour of the Proposals in respect of the Professional Staff Shares underlying his holding of 942,500 Professional Staff ADSs, representing approximately 15 per cent. of the shares eligible to vote at the Court Meeting, approximately 10.7 per cent. of the shares eligible to vote at the Extraordinary General Meeting (other than on the resolution to approve arrangements with Management) and approximately 15 per cent. of the shares eligible to vote on the resolution to approve arrangements with Management.

Each of Ohsea, CS Services, the holders of the Management Shares and the Blackden Family Shareholders have irrevocably undertaken to be bound by the Scheme and to vote in favour of the resolutions to be proposed at the Extraordinary General Meeting, excluding the resolution to approve arrangements with Management upon which they are prevented by Rule 16 of the City Code from voting and on which they have agreed not to vote.

Professional Staff believes that Thomas I. Unterberg will instruct the Depositary to vote in favour of the Proposals in respect to the Professional Staff Shares underlying the 62,550 Professional Staff ADSs held by Thomas I. Unterberg and his wife, as at 5 May, 2003. Professional Staff believes that Thomas I. Unterberg will cause to be voted in favour of the Proposals the Professional Staff Shares underlying the 50,000 Professional Staff ADSs held, as at 5 May, 2003, by a charitable foundation for which Thomas I. Unterberg acts as trustee. In neither case is Thomas I. Unterberg bound to take such action.

In addition, Professional Staff believes that CEUT will cause to be voted in favour of the Proposals the Professional Staff Shares underlying (i) the 600,000 Professional Staff ADSs held by investment accounts owned by CEUT as at 5 May, 2003 and (ii) the 100,000 Professional Staff ADSs held by C.E. Unterberg, Towbin Capital Partners I, L.P. as at 5 May, 2003. However, CEUT is not bound to take such action.

17.	Further information

The terms of the Scheme are set out in full in Part VIII of this document. Further information regarding Professional Staff and Ohsea is set out in Parts IV, V and VI of this document. Documents available for inspection are listed in paragraph 11 of Part VI of this document.

Yours faithfully,

Nigel Atkinson

For Nabarro Wells & Co. Limited

PART III

CONDITIONS OF THE SCHEME

The Scheme will become effective and binding if each of the following conditions is fulfilled or, where capable of waiver, waived:

1.	the Scheme being approved by a majority in number, representing at least three-fourths in value of the Independent Scheme Shares held by those Independent Scheme Shareholders present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment of that meeting);

2.	the passing at the Extraordinary General Meeting (or at any adjournment of that meeting) of the resolutions to approve the Scheme, the special arrangements with Management, the reduction in capital and the amendment of Professional Staff’s articles of association in the manner indicated in the notice of the meeting;

3.	the Scheme being sanctioned and the associated reduction of capital being confirmed by the Court and an office copy of the Court order being delivered to and registered by the Registrar of Companies no later than 13 October, 2003 or such later date as Professional Staff, Ohsea and the Court may agree;

4.	no government or governmental, quasi-governmental, supranational, statutory or regulatory body or association or agency (including any trade agency), or any court or other body or person in any jurisdiction (a “Third Party”) having instituted or threatened any action, proceedings, suit, investigation or enquiry or enacted, made or proposed, and there not continuing to be outstanding, any statute, regulation, order or decision that would or might:

(a)	make the Scheme or the acquisition by Ohsea of shares in, or control of, Professional Staff void, illegal or unenforceable, or directly or indirectly restrict, prohibit, delay or otherwise interfere with the implementation of, or impose additional material conditions or material obligations with respect to, the Scheme or such acquisition;

(b)	require, prevent or delay the divestiture by the Professional Staff Group or by Ohsea or by any member of the Enlarged Group of all or any material part of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses or own their respective assets or properties;

(c)	impose any material limitation on the ability of any member of the Enlarged Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Professional Staff Group or on the ability of any member of the Professional Staff Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares in any other member of the Professional Staff Group; or

(d)	otherwise materially and adversely affect the business, profits or prospects of the Enlarged Group taken as a whole;

and all applicable waiting or other periods during which any such Third Party could institute, implement or threaten any such action, proceedings, suit, investigation or enquiry having expired, lapsed or been terminated;

5.	all necessary filings having been made and all appropriate waiting periods under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated, in each case in respect of the Scheme and the acquisition of shares in, or control of, Professional Staff by Ohsea, and all authorisations, orders, recognitions, grants, consents, confirmations, licences, clearances, permissions and approvals (“consents”) necessary or appropriate in any jurisdiction for or in respect of the Scheme (or the fulfillment of any conditions of the Scheme) and the proposed acquisition of Professional Staff by Ohsea being obtained in terms and in a form satisfactory to Ohsea from the appropriate Third Parties or from any persons or bodies with whom any member of the Professional Staff Group or the Enlarged Group has entered into contractual arrangements and such consents, together with all consents necessary for any member of the Enlarged Group to carry on its business, remaining in full force and effect and there being no indication of any intention to revoke, restrict, vary or not to renew any of them and all necessary statutory and regulatory obligations in any jurisdiction having been complied with;

6.	there being no provision of any arrangement, agreement, licence or other instrument to which any member of the Professional Staff Group is a party or by or to which any such member or any of its assets is or are or may be bound or be subject which would or may, as a consequence of the implementation of the Scheme, result (to an extent which is material in the context of the Professional Staff Group taken as a whole) in:

(a)	any indebtedness (actual or contingent) of any such member being or becoming capable of being, repayable immediately prior to its stated maturity or earlier than the stated repayment date or the ability of such member or person to incur any indebtedness being withdrawn or inhibited;

(b)	any such arrangement, agreement, licence or instrument being terminated or materially and adversely modified or any material action being taken or onerous obligation arising under it;

(c)	any assets of any such member being disposed of or charged, or any right arising under which any such asset could be required to be disposed of or charged, otherwise than in the ordinary course of business;

(d)	the financial or trading position or prospects of any such member being materially and adversely affected;

(e)	the interest or business of any such member in or with any person, firm or company (or any arrangements relating to such interest or business) being terminated or materially and adversely affected; or

(f)	the creation or enforcement of any mortgage, charge, or other security over the whole of any part of the business, property or assets of any such member;

except as disclosed in writing to Ohsea prior to 15 April, 2003;

7.	except as disclosed in writing to Ohsea prior to 15 April, 2003, or as disclosed in the Annual Report and Accounts of Professional Staff for the year ended 31 March, 2002, or as publicly announced to Nasdaq by or on behalf of Professional Staff prior to 15 April, 2003, or as disclosed in the Pre-Statement of Estimated Results Announcement or as approved by Ohsea in writing no member of the Professional Staff Group having since 31 March, 2002:

(a)	(save as between Professional Staff and wholly owned subsidiaries of Professional Staff) issued or agreed to issue or authorised or proposed the issue of additional shares of any class or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (except for intra group issues as disclosed in the Annual Report and Accounts of Professional Staff for the year ended 31 March, 2002 or pursuant to existing share options of Professional Staff);

(b)	declared, paid or made or proposed to declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than any distribution by any wholly-owned subsidiary within the Professional Staff Group;

(c)	made, authorised or proposed or announced an intention to propose any merger, demerger, acquisition, disposal or transfer of assets or shares;

(d)	made, authorised or proposed or announced its intention to propose any change in its share or loan capital which is material to the Professional Staff Group taken as a whole;

(e)	acquired, disposed of or transferred any material assets (other than in the ordinary course of its trading);

(f)	issued, authorised or proposed the issue of, any debentures or, except in the ordinary course of business, incurred any indebtedness or contingent liability which is material in the context of the Professional Staff Group, taken as a whole;

(g)	disposed of or transferred, mortgaged or encumbered any assets or any right, title or interest in any asset which is material in the context of the Professional Staff Group, taken as a whole;

(h)	entered into any arrangement, agreement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term or unusual nature or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Professional Staff Group, taken as whole;

(i)	entered into, varied in any material respect or terminated the terms of any service, consultancy or other agreement with any director or senior executive of Professional Staff;

(j)	proposed any winding-up or had any order made for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of all or any part of its assets or revenues;

(k)	waived or compromised any claim which is material in the context of the Professional Staff Group taken as a whole;

(l)	made or agreed or consented to any significant change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/or their dependants or to the benefits which accrue, or to the pensions which are payable thereunder, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined, or to the basis upon which the liabilities (including pensions) of such pension schemes are funded or made, or agreed or consented to, any change to the trustees; or

(m)	entered into or offered to enter into any arrangement, agreement or commitment or passed any resolution in general meeting with respect to any of the transactions or events referred to in this paragraph;

8.	except as disclosed in writing to Ohsea prior to 15 April, 2003 or as disclosed in the Annual Report and Accounts of Professional Staff for the year ended 31 March, 2002 or as publicly announced to Nasdaq by or on behalf of Professional Staff prior to 15 April, 2003 or as disclosed in the Pre-Statement of Estimated Results Announcement or as approved by Ohsea in writing:

(a)	there having been no material adverse change in the business, financial or trading position or profits or prospects of the Professional Staff Group, taken as a whole;

(b)	there having been no litigation, arbitration proceedings, prosecution or other legal proceedings or investigation to which any member of the Professional Staff Group is a party (whether as plaintiff or defendant or otherwise) or is subject and no such proceedings or investigation having been threatened against any member of the Professional Staff Group which in any case is likely to have a material and adverse affect on the Professional Staff Group, taken as a whole; and

(c)	no contingent or other liability having arisen which might be likely materially and adversely to affect the Professional Staff Group, taken as a whole; and

9.	Ohsea not becoming aware after 14 April, 2003:

(a)	that the financial, business or other information publicly disclosed at any time by any member of the Professional Staff Group, is misleading, contains a misrepresentation of fact which is material in the context of the Professional Staff Group taken as a whole, or omits to state a fact necessary to make the information contained therein not misleading in a manner which is material in such context;

(b)	that any member of the Professional Staff Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of Professional Staff for the year ended 31 March, 2002 which is material in the context of the Professional Staff Group, taken as a whole;

(c)	that any past or present member of the Professional Staff Group has not complied with all applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human health or otherwise relating to environmental matters, which non-compliance would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Professional Staff Group which is material in the context of the Professional Staff Group, taken as a whole; or

(d)	that there is or is likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Professional Staff Group under any environmental legislation, regulation, notice, circular or order of any Third Party which is material in the context of the Professional Staff Group, taken as a whole.

Ohsea reserves the right to waive all or any of conditions 4 to 9, inclusive, in whole or in part.

The Scheme will not proceed if the proposed acquisition of Professional Staff by Ohsea is referred to, or proceedings are initiated by, the Competition Commission before the date of the Court Meeting.

Unless the Scheme has become effective by 13 October, 2003 (or any later date which Professional Staff and Ohsea may agree and the Court may allow) the Scheme shall not become effective.

PART IV

FINANCIAL INFORMATION RELATING TO PROFESSIONAL STAFF

(A)	Set out below is an extract from the audited consolidated financial statements of the Professional Staff Group for each of the years ended 31 March, 2002, 2001 and 2000. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended 31 March, 2002, 2001 and 2000

	Note	2002	2001	2000
		£’000	£’000	£’000
Revenue		116,101	146,656	120,410
Direct cost of revenue		90,501	111,686	91,766

Gross profit		25,600	34,970	28,644
Selling, general and administrative expenses		25,798	29,745	21,260
Depreciation of property, plant and equipment		1,516	1,540	1,273
Amortisation of goodwill		1,210	1,145	1,008
Impairment of goodwill	10	8,750	—	—

Operating (loss) / income		(11,674)	2,540	5,103
Other income / (expense)
Interest and other income	8	128	446	35
Interest and other expense	8	(891)	(1,122)	(684)

(Loss) / income before income taxes		(12,437)	1,864	4,454
Provision for income taxes	5	(512)	1,115	1,561

Net (loss) / income		(11,925)	749	2,893

EARNINGS PER SHARE DATA	2
Basic (loss) / earnings per share		(£1.37)	£0.09	£0.34
No. of shares used in computation (’000)		8,700	8,672	8,577

Diluted (loss) / earnings per share		(£1.37)	£0.08	£0.33
No. of shares used in computation (’000)		8,700	8,911	8,842

COMPREHENSIVE INCOME		£’000	£’000	£’000
Net (loss) / income		(11,925)	749	2,893
Foreign currency translation adjustment		(35)	374	(16)

Comprehensive income		(11,960)	1,123	2,877

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

At 31 March, 2002 and 2001

	Note	2002	2001
		£’000	£’000
ASSETS
Current assets
Cash and cash equivalents		5,607	1,670
Accounts receivable (net of allowance for doubtful debts of £508,000 in 2002 and £1,664,000 in 2001)		10,770	24,969
Unbilled accounts receivable	1	3,458	8,633
Prepaid expenses		363	934
Other receivables		359	514
Income taxes		439	—
Deferred income taxes	5	410	250

Total current assets		21,406	36,970
Property and equipment, net	3	3,451	4,543
Goodwill (net of accumulated amortisation of £3,931,000 in 2002 and £2,721,000 in 2001)		23,680	33,461
Other assets		3	3

TOTAL ASSETS		48,540	74,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank overdraft	7	—	10,350
Accounts payable		1,563	2,807
Accrued cost of services		2,682	6,197
Accrued liabilities		2,302	2,614
Income tax payable		—	105
Sales and payroll taxes		2,022	2,457
Short term portion of capital lease obligation	7	45	—

Total current liabilities		8,614	24,530
Long term liabilities
Long term portion of capital lease obligation	7	1,662	—
Deferred income taxes	5	—	160

TOTAL LIABILITIES		10,276	24,690

Commitments and contingencies	7	—	100

Shareholders’ equity
Ordinary shares, 2p par value:
Authorised shares—24,000,000 in 2002 and 2001
Issued and outstanding shares—8,708,131 in 2002 and 8,678,131 in 2001		174	173
Additional paid-in capital		37,896	37,860
Cumulative translation adjustments		323	358
Retained earnings		(129)	11,796

Total shareholders’ equity		38,264	50,187

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		48,540	74,977

See	notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Years ended 31 March, 2002, 2001 and 2000

	Ordinary shares No.’000	Ordinary shares £’000	Additional paid-in capital £’000	Cumulative translation adjustments £’000	Retained earnings £’000	Total £’000
BALANCE AT 1 APRIL, 1999	8,496	170	37,706	—	8,177	46,053
Ordinary share options exercised	126	2	93	—	—	95
Ordinary shares repurchased	—	—	—	—	(23)	(23)
Foreign currency translation adjustment	—	—	—	(16)	—	(16)
Net income	—	—	—	—	2,893	2,893

BALANCE AT 31 MARCH, 2000	8,622	172	37,799	(16)	11,047	49,002
Ordinary share options exercised	56	1	61	—	—	62
Foreign currency translation adjustment	—	—	—	374	—	374
Net income	—	—	—	—	749	749

BALANCE AT 31 MARCH, 2001	8,678	173	37,860	358	11,796	50,187
Ordinary share options exercised	30	1	36	—	—	37
Foreign currency translation adjustment	—	—	—	(35)	—	(35)
Net loss	—	—	—	—	(11,925)	(11,925)

BALANCE AT 31 MARCH, 2002	8,708	174	37,896	323	(129)	38,264

See	notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended 31 March, 2002, 2001 and 2000

	2002	2001	2000
	£’000	£’000	£’000
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) / income	(11,925)	749	2,893
Adjustments to reconcile net income to net cash from / (used for)
operating activities:
Depreciation of property, plant and equipment	1,516	1,540	1,273
Amortisation of goodwill	1,210	1,145	1,008
Impairment of goodwill	8,750	—	—
Loss / (profit) on disposal of property and equipment	47	13	(40)
Bad debt expense	434	1,189	207
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	13,765	(2,180)	2,410
Unbilled accounts receivable	5,175	(7,465)	986
Prepaid expenses	571	(435)	38
Other receivables	155	455	(1,263)
Accounts payable	(1,244)	(1,113)	1,281
Accrued cost of services	(3,515)	6,197	—
Accrued liabilities	(310)	(901)	(2,852)
Deferred income taxes	(320)	(91)	—
Income taxes payable	(544)	(792)	(1,360)
Other sales and payroll taxes	(435)	615	(161)

Net cash from / (used for) operating activities	13,330	(1,074)	4,420

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(1,114)	(2,397)	(2,203)
Proceeds from sale of property and equipment	2,346	446	233
Acquisition of businesses, net of cash acquired	(307)	(6,382)	(3,781)

Net cash from / (used for) investing activities	925	(8,333)	(5,751)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) / increase in bank credit facilities	(10,350)	10,036	314
Ordinary share options exercised	37	62	95
Repurchase of ordinary shares	—	—	(23)
Payments under capital lease obligations	—	(109)	(55)

Net cash (used for) / from financing activities	(10,313)	9,989	331

Effect of exchange differences on cash	(5)	50	6

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	3,937	632	(994)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,670	1,038	2,032

CASH AND CASH EQUIVALENTS, END OF YEAR	5,607	1,670	1,038

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	543	388	114

Income taxes paid	377	1,998	2,921

Included in Cash flows from investing activities are payments totalling £307,000 (2001 payments of £6,093,000 and 2000 payments of £3,496,000) made in respect of acquisitions completed in prior years.

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended 31 March, 2002, 2001 and 2000

1.	BASIS FOR PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

Nature of business

Professional Staff and its subsidiaries (the “Company”) primarily operate in the communications technology, science and interim management sectors of the temporary staffing and recruitment industries in the United Kingdom, United States and Continental Europe.

Accounting principles

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and as described below.

Basis for consolidation

The consolidated financial statements include the financial statements of Professional Staff and all of its subsidiaries. Professional Staff and its major subsidiaries are incorporated in Great Britain except for The Woolf Group, Inc. and S.Com, Inc. which are incorporated in the United States, S.Com Computer Systems Engineers GmbH and Euromedica Executive Search GmbH which are incorporated in Germany and Euromedica SARL which is incorporated in France. All significant intercompany transactions, profits and balances have been eliminated on consolidation.

For foreign subsidiaries, the local foreign currency is the functional currency. Assets and liabilities are translated at the rate of exchange existing at the balance sheet date. Translation gains and losses are included as a component of shareholders’ equity. Income statement amounts are translated at the average monthly exchange rates.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Currency

These consolidated financial statements are stated in United Kingdom pounds sterling which is also the primary functional currency of the Company.

SIGNIFICANT ACCOUNTING POLICIES

Property, plant and equipment

Property, plant and equipment is stated at historical cost less depreciation. Depreciation is calculated using the straight-line method over the estimated useful life of the asset. Repairs and maintenance are charged to expense as incurred. Freehold land is not depreciated; freehold buildings are depreciated over an estimated useful life of 40 years; fixtures, fittings and equipment are depreciated over estimated useful lives ranging from three to ten years and motor vehicles are depreciated over an estimated useful life of four years. The Company capitalises the cost of internal use software obtained from third parties and amortises these assets over three years. The Company periodically evaluates the recoverability of property, plant and equipment and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and other intangible assets

Goodwill arising on business acquisitions consists of the excess of cost over the fair value of net assets acquired and is amortised using the straight-line method over its expected useful life. The amortisation period has been assessed for each acquisition at 30 years. The Company periodically evaluates the recoverability of goodwill and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. In the event that an impairment is identified, measurement is determined on a discounted cash flow basis.

The Company adopted SFAS No. 141, “Business Combinations”, which requires all business combinations completed subsequent to 30 June, 2001 to be accounted for using the purchase method. Although the purchase method generally remains unchanged, this standard also requires that acquired intangible assets should be separately recognised if the benefit of the intangible assets are obtained through contractual or other legal rights, or if the intangible assets can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. Intangible assets separately identified must be amortised over their estimated economic life.

The Company has accounted for previous acquisitions under the purchase method and the related excess of purchase price over net assets was mainly goodwill, therefore, the adoption of this statement did not have a material impact on the consolidated financial statements.

During June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which prohibits the amortisation of goodwill or identifiable intangible assets with an indefinite life for fiscal years beginning after 1 January, 2002. Rather, goodwill will be subject to impairment reviews by applying a fair-value-based test at the reporting unit level. An impairment loss will be recorded for any goodwill that is determined to be impaired. Management is assessing the impact of SFAS 142.

Fair values of financial instruments

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate to fair value as at 31 March, 2002 and 2001, due to the short maturities of such instruments.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and amounts due from banks with original maturities of three months or less.

Credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash, cash equivalents and accounts receivable. The Company attempts to limit its credit risk associated with cash and cash equivalents by placing the Company’s cash and cash equivalents with highly rated corporate and financial institutions. With respect to accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations.

Revenue recognition

The Company derives its revenues from the supply of temporary workers on a time and materials basis and from fees for permanent placement and other recruitment related activities. The Company recognises staffing revenue as services are rendered. Services rendered are estimated based on timesheets received. Where, at a period end, no timesheet has been received, revenue is recognised as unbilled revenue based on management’s estimate of services rendered, after making an allowance for absenteeism of temporary workers, based on historic rates for illness, vacation, early termination or any other reason. Unbilled revenue is reviewed monthly by management to assess its recoverability. Any unbilled revenue which has not been validated within three months of the period end is fully reserved. Permanent placement fees for retained searches are typically recognised over the course of the assignment. Fees for contingent services are recognised upon candidate acceptance or start date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Direct cost of revenue

Direct cost of revenue consists primarily of compensation payable to temporary workers on a time and materials basis, related payroll taxes and direct expenses billable to clients. Costs for staffing services rendered but not validated are accrued each period as accrued cost of services.

Advertising costs

All advertising costs are expensed as incurred.

Income taxes

Income tax expense includes United Kingdom and international income taxes. Deferred taxes are recorded on temporary differences at the enacted tax rate expected to be in effect when the temporary differences reverse. Deferred tax assets are recognised net of a valuation allowance where it is more likely than not that the deferred tax benefit will be realised.

Stock-based compensation

The Company applies the principles of APB No. 25, “Accounting for Stock Issued to Employees”, as discussed in note 4 to the consolidated financial statements. Disclosures required by SFAS No. 123, “Accounting for Stock-Based Compensation” has been included in note 4.

Retirement plans

The Company contributes to certain employees’ personal defined contribution plans. These contributions are charged to the income statement as they are payable. The aggregate cost was £405,000, £387,000, and £296,000 for the three years ended 31 March, 2002, 2001 and 2000, respectively.

Foreign exchange

Transactions of the Company denominated in foreign currencies are recorded at the rates of exchange ruling at the date of transactions. Monetary assets and liabilities in foreign currencies at the balance sheet date are translated at the closing rates of exchange at that date. Any differences are dealt with in the income statement.

Leases

Assets held under finance leases are capitalised at their fair value on the inception of the lease and depreciated over their estimated useful lives. Finance charges are allocated over the period of the lease in proportion to the capital amount outstanding. Rentals under operating leases are charged to the income statement in equal annual amounts over the lease term.

2.	EARNINGS PER SHARE

Basic earnings per share is computed on the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share includes the dilutive effect of share options using the treasury stock method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarises the computations of share amounts used in the computation of earnings per share presented in the accompanying income statements.

	For the year ended 31 March,
	2002	2001	2000
	’000	’000	’000
Basic earnings per share:
Weighted average number of ordinary shares outstanding during the period	8,700	8,672	8,577

Diluted earnings per share:
Weighted average number of ordinary shares outstanding during the period	8,700	8,672	8,577
Dilutive effect of options	119	239	265
Exclude anti-dilutive options	(119)	—	—

Total fully diluted securities considered outstanding during the year	8,700	8,911	8,842

	£’000	£’000	£’000
Net (loss)/income	(11,925)	749	2,893

Basic (loss)/earnings per share	(£1.37)	£0.09	£0.34

Diluted (loss)/earnings per share	(£1.37)	£0.08	£0.33

Options to purchase 1,576,000 shares (2001—989,000 shares and 2000—1,123,000 shares) at exercise prices ranging from $4.40 to $16.88 and warrants to purchase 200,000 shares at $6.25 were outstanding at 31 March, 2002, but have not been included in the calculation of diluted earnings per share because the exercise prices were greater than the average market price of the ordinary shares.

3.	PROPERTY, PLANT AND EQUIPMENT

	At 31 March,
	2002	2001
	£’000	£’000
Land and buildings	1,018	1,018
Motor vehicles	355	1,369
Fixtures, fittings and equipment	6,414	5,795

	7,787	8,182
Less: accumulated depreciation	(4,336)	(3,639)

Property and equipment, net of accumulated depreciation	3,451	4,543

Accumulated software costs capitalised were £840,000 and £463,000 at 31 March, 2002 and 2001, respectively.

Included in land and buildings are capitalised leased assets with cost of £1,018,000 and net book value of £921,000 and included in fixtures, fittings and equipment are capitalised leased assets with cost of £238,000 and net book value of £101,000.

During the year, land and buildings and associated fixtures with net book value of £1,022,000 were sold and leased back. The Company received £1,800,000 in cash for this property and committed to a capital lease for a period of 20 years. A deferred gain of £685,000 will be released to the income statement over the period of the lease and will be offset against the annual lease rental charge.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	SHARE OPTION PLANS

The Company operates a share option plan for directors, officers and employees. Options are granted at the discretion of the remuneration committee of the Board of Directors. The options vest over three years and are generally exercisable for a further four to seven years from the end of the three year vesting period. Exercise price is the market price at the date of grant.

The following table summarises the option activity under the share option plans.

	For the year ended 31 March,
	2002	2001	2000
	No.	No.	No.
Options outstanding, beginning of period	1,971,811	1,508,109	1,426,855
Options granted	100,000	720,000	629,000
Options exercised	(30,000)	(55,924)	(126,484)
Options cancelled	(389,668)	(201,004)	(421,262)

Options outstanding, end of period	1,652,143	1,971,811	1,508,109

Options exerciseable, end of period	709,683	476,680	385,000

Weighted-average exercise price per share:
Options granted	$3.81	$4.99	$6.73
Options exercised	$1.70	$1.68	$1.33
Options cancelled	$7.68	$10.35	$10.45
Options outstanding, end of period	$6.12	$6.45	$7.54

Options exerciseable, end of period	$7.10	$3.80	$1.47

Options outstanding and exerciseable at 31 March, 2002 are as follows:

	Outstanding		Exerciseable
Exercise price	Number	Weighted average remaining life	Number	Weighted average remaining life
		(months)		(months)
$0.00 - $ 5.00	928,500	52	307,500	18
$5.01 - $10.00	548,830	44	227,370	47
$10.01 - $16.88	174,813	46	174,813	46

	1,652,143	51	709,683	34

The Company has also issued warrants to purchase 200,000 ordinary shares at $6.25 expiring on 30 April, 2006.

The Company accounts for its share plans in accordance with APB Opinion 25 and related Interpretations. Accordingly, no compensation cost related to these plans was charged against earnings in 2002, 2001 and 2000. Had the Company determined compensation expense consistent with the method of Statement of Financial Accounting Standards No.123 “Accounting for Stock-based Compensation”, (“SFAS 123”) the Company’s net (loss)/income and (loss)/earnings per share would have been increased or reduced to the proforma amounts indicated below:

		For the year ended 31 March,
		2002	2001	2000
		£’000	£’000	£’000
Net (loss)/income	as reported	(11,925)	749	2,893
	pro forma	(12,215)	574	2,638

Basic (loss)/earnings per share	as reported	£(1.37)	£0.09	£0.34
	pro forma	£(1.40)	£0.07	£0.31

Diluted (loss)/earning per share	as reported	£(1.37)	£0.08	£0.33
	pro forma	£(1.40)	£0.06	£0.30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of options granted was estimated using the Black-Scholes option-pricing model assuming no dividends and using the following weighted average assumptions:

	2002	2001	2000
Risk-free interest rate	4.5%	4.5%	4.8%
Expected term	3 years	3 years	3 years
Volatility	40%	40%	40%
Weighted-average fair value per share for options granted during the year	$1.22	$1.60	$2.18

Limitations on the effectiveness of the Black-Scholes option valuation model are that it was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable and that the model requires the use of highly subjective assumptions including expected share price volatility. Because the Company’s share-based awards to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its share-based awards.

5.	INCOME TAXES

The components of income before income taxes were:

	For the year ended 31 March,
	2002	2001	2000
	£’000	£’000	£’000
United Kingdom	(8,893)	1,732	4,267
Outside United Kingdom	(3,544)	132	187

	(12,437)	1,864	4,454

The provision for income taxes consists of:

	For the year ended 31 March
	2002	2001	2000
	£’000	£’000	£’000
Current:
—United Kingdom	—	872	1,507
—Foreign	(156)	333	54

Total current	(156)	1,205	1,561

Deferred:
—United Kingdom	(257)	—	—
—Foreign	(99)	(90)	—

Total deferred	(356)	(90)	—

Total provision	(512)	1,115	1,561

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation between taxes computed at the United Kingdom statutory rate of 30% and the consolidated effective rate is as follows:

	For the year ended 31 March,
	2002	2001	2000
	£’000	£’000	£’000
Expected income tax provision at 30%	(3,731)	559	1,337
Difference in tax rate in respect of overseas taxes	(177)	214	48
Amortisation of goodwill not tax deductible	2,873	245	217
Expenses not deductible for tax purposes	75	147	51
Net operating losses not recognised	477	—	—
Other	(29)	(50)	(92)

Actual income tax provision	(512)	1,115	1,561

Effective tax rate	4.1%	59.8%	35.0%

Deferred taxes, detailed below, recognise the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws. Deferred income taxes are recorded on temporary differences at the tax rates expected to be in effect when the temporary differences reverse. Temporary differences, which gave rise to the deferred tax assets and liabilities at 31 March, are as follows:

	At 31 March,
	2002	2001
	£’000	£’000
Current future income tax benefits / (expense)
Interest expense	—	192
Other timing differences	(12)	58

	(12)	250

Non-current future income tax benefits (expense)
Depreciation and amortisation	490	(160)
Net operating losses	1,022	155
Valuation allowance	(1,090)	(155)

	422	(160)

Total deferred income tax asset	410	90

A valuation allowance has been recorded at 31 March, 2002, as management believes that realisation of certain loss carry forwards and other deferred tax assets is unlikely. Realisation of the tax loss carry forwards, some of which expire between 2020 and 2022, and others which have no expiration, is contingent on future taxable earnings in the appropriate jurisdictions. Valuation allowances have been recorded for these and other asset items, which may not be realised. Each carry forward item is reviewed for expected utilisation, using a “more likely than not” approach, based on the character of the carryforward item (loss, credit, etc.), the associated taxing jurisdiction, the relevant history for the particular item, the applicable expiration dates, operating projects that would impact utilisation, and identified actions under the control of the Company in realising the associated carryforward benefits. The Company assesses the available positive and negative evidence surrounding the recoverability of the deferred tax assets and applies its judgment in estimating the amount of valuation allowance necessary under the circumstances. The Company continues to assess and evaluate strategies that will enable the carryforwards, or portion thereof, to be utilised, and will reduce the valuation allowance appropriately for each item at such time when it is determined that the “more likely than not” approach is satisfied.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company is organised and managed on a divisional basis related to the industry sectors to which the Company’s staffing and recruitment services are provided. The Company evaluates performance based on divisional operating profit, which does not include goodwill amortisation, interest and other income and expense, income taxes or an allocation of corporate expenses.

	For the year ended 31 March,
	2002	2001	2000
	£’000	£’000	£’000
Divisional revenue:
Communications Technology	72,577	100,026	78,910
Science	34,003	33,058	32,740
Interim Management	9,521	12,960	8,421
Other	—	612	339

	116,101	146,656	120,410

Divisional operating profit:
Communications Technology	(2,168)	1,293	3,191
Science	1,882	2,399	3,516
Interim Management	858	1,761	947
Other	—	63	(111)

	572	5,516	7,543
Costs not allocated to divisions:
Goodwill amortisation & impairment	(9,960)	(1,145)	(1,008)
Central costs	(2,286)	(1,831)	(1,432)

Total operating (loss)/income	(11,674)	2,540	5,103

Domestic and export revenues for the three years ended 31 March, 2002 were as follows:

	For the year ended 31 March,
	2002	2001	2000
	£’000	£’000	£’000
United Kingdom	69,301	74,138	63,101
Continental Europe	20,784	33,692	29,384
North America	23,218	31,175	24,252
South America	718	2,512	810
Australasia	457	998	—
Rest of World	1,623	4,141	2,863

	116,101	146,656	120,410

	At 31 March,
	2002	2001	2000
	£’000	£’000	£’000
Location of net property and equipment:
United Kingdom	2,928	3,797	3,641
Europe	189	263	168
United States	334	483	297

	3,451	4,543	4,106

The Company did not receive more than 10% of consolidated revenue from any one customer in the three years ended 31 March, 2002, 2001 and 2000. In the year ended 31 March, 2002, billings to one communications technology customer amounted to 9.9 per cent of consolidated revenue and in the year ended 31 March, 2001, billings to two communications technology customers amounted to 9.8 per cent and 9.6 per cent of consolidated revenues. In all cases these billings were made to a number of different customer locations and/or by a number of different operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain property and equipment under various operating and capital lease arrangements that expire over the next 20 years.

Assets recorded under capitalised lease agreements included in the property, plant and equipment consist of the following:

	At 31 March,
	2002	2001
	£’000	£’000
Land and buildings	1,018	—
Fixtures, fittings and equipment	238	—
Accumulated depreciation	(234)	—

	1,022	—

Future minimum lease payments under scheduled capital and operating leases that have initial or remaining non-cancellable terms in excess of one year as of 31 March, 2002 are as follows:

Year ending 31 March,	Capital leases	Operating leases
	£’000	£’000
2003	153	688
2004	153	526
2005	153	369
2006	153	160
2007	153	126
Thereafter	2,285	369

Total minimum lease payments	3,050	2,238

Amount representing interest	(1,343)

Obligations under capital lease	1,707
Obligations due within one year	(45)

Long term portion of capital lease obligation	1,662

Operating lease expense of £814,000, £875,000 and £714,000 was incurred in 2002, 2001 and 2000, respectively:

Credit agreements
	At 31 March,
	2002	2001
	£’000	£’000
Bank overdraft	—	10,350

The Company has a £2.25 million (2001—£12.00 million and 2000—£5.00 million) line of credit that allows for borrowings in various currencies secured by a general debenture over some of the assets of the Company and cross-guaranteed with and by its major UK subsidiaries. Borrowings under the line of credit bear interest at the base rate of the currency drawn plus a margin of 1.15 per cent At 31 March, 2002 this facility was unused (2001—£10.4 million drawn and 2000—£0.3 million drawn). The facility expires on 30 September, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company also has a revolving credit agreement secured by the accounts receivable of its S.Com Group plc subsidiary. At 31 March, 2002 this facility was unused and credit of £2.8 million was available. The facility expires in April 2004.

As at 31 March, 2001 the Company had pledged the assets and ordinary shares of The Woolf Group, Inc. as security up to a maximum of $15m to the selling shareholders of The Woolf Group, Inc. in respect of the contingent consideration that lapsed in May 2002. This security was released during the year ended 31 March, 2002.

8.	OTHER INCOME AND EXPENSE

	For the year ended 31 March,
	2002	2001	2000
	£’000	£’000	£’000
Interest and other income
Interest income	128	131	35
Foreign exchange gains	—	315	—

	128	446	35

Interest and other expense
Interest expense	760	519	114
Foreign exchange losses	58	—	570
Other expense	73	165	—
Tender offer costs	—	438	—

	891	1,122	684

9.	ACQUISITIONS AND DISPOSALS

Acquisitions

The Company made no acquisitions in the year ended 31 March, 2002.

In the year ended 31 March, 2001, the Company acquired the Resource Management Division of Marconi Software Solutions Limited. The acquisition was accounted for by the purchase method and, accordingly, the purchase price (including transaction costs) was allocated among the identifiable tangible assets acquired and liabilities assumed based on their respective fair market values. The excess of purchase price over these estimated fair values of the net assets acquired was £289,000 and was recorded as goodwill which is being amortised using the straight line method over 30 years. The results of acquired operations have been included in the consolidated income statement from the date of acquisition.

In the year ended 31 March, 2000, the Company acquired the entire issued share capital of Euromedica SARL, an executive search consultancy to the pharmaceutical and healthcare industries in France. Initial purchase price was £250,000. Further cash consideration was dependent upon the operating profit of the Euromedica SARL for the year ended 31 December, 2000 and amounted to £159,000. The acquisition was accounted for by the purchase method and, accordingly, the purchase price (including transaction costs) was allocated among the identifiable tangible assets acquired and liabilities assumed based on their respective fair market values. The fair values allocated were approximately £180,000 for the assets acquired and approximately £174,000 for the liabilities assumed. The excess of initial purchase price over these estimated fair values of the net assets acquired was approximately £268,000 and was recorded as goodwill which is being amortised using the straight line method over 30 years. The results of acquired operations have been included in the consolidated income statement from the date of acquisition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingent consideration

As at 31 March, 2002 the Company has no contingent commitments to pay additional consideration in respect of acquisitions completed in 2001 and prior years (2001 contingent commitments of £100,000 and 2000 contingent commitments of £2.979 million).

Disposals

On 4 April, 2001, the Company divested its Executive Selection Associates subsidiary, a company involved in recruitment in the construction and civil engineering sectors. This transaction had no significant effect on the results and cash flows of the Company.

10.	GOODWILL

	At 31 March,
	2002	2001
	£’000	£’000
Goodwill, beginning of period	33,461	30,664
Goodwill acquired during the period	179	3,942
Amortisation during the period	(1,210)	(1,145)
Impairment during the period	(8,750)	—

Goodwill, end of period	23,680	33,461

Goodwill impairment

Management has performed an impairment review in the light of the deterioration in operating performance during the year ended 31 March, 2002 of businesses acquired in prior periods and the depressed state of business valuations in the staffing industry generally. The impairment was measured on the basis of discounted future cash flows of the business operations to which goodwill is allocated. The impairment charge of £8,750,000 in the year ended 31 March, 2002 consisted of £1,000,000 in the Communications Technology business operations, £4,750,000 in the Science business operations and £3,000,000 in the Interim Management business operations.

The discounted cash flows were based upon management’s budget for fiscal 2003 and projections through fiscal 2004 to 2012. The discount rate used was 11.1 per cent which management estimate to be the Company’s weighted average cost of capital.

11.	FINANCIAL INSTRUMENTS

The Company’s policy on financial instruments and derivatives are set out in note 1. The Company does not trade in financial instruments. Short term receivables and payables have been excluded from all of the following disclosures.

(a)	Maturity profile of financial liabilities

	At 31 March,
	2002	2001
	£’000	£’000
Within one year or less or on demand	—	10,350

The Company had the following undrawn borrowing facilities at 31 March:

Expiry date:
Within one year or less or on demand	5,050	2,007

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(b) Interest	rate and currency profile of financial liabilities and assets

	At 31 March,
	2002	2001
	£’000	£’000
Floating rate financial liabilities
Currency:
Sterling	—	1,092
US$	3,505	5,257
Euro	541	4,001

	4,046	10,350
less offsettable Sterling financial assets	(4,046)	—

Gross financial liabilities	—	10,350

Financial liabilities comprise bank overdrafts and amounts due under confidential invoice discounting arrangements. Interest on floating rate liabilities is based on the relevant national bank base rate. Interest rate risks on these liabilities are not hedged.

	At 31 March,
	2002	2001
	£’000	£’000
Non-interest bearing financial assets
Currency:
Sterling	8,291	—
US$	742	1,227
Euro	620	443

	9,653	1,670
less offsettable US$ and Euro financial liabilities	(4,046)	—

Gross financial assets	5,607	1,670

Financial assets comprise cash at bank and in hand. Non-interest bearing assets are fully liquid and have no maturity period.

(c)	Fair values of financial liabilities and assets

The fair values of the Company’s financial liabilities and assets were not materially different from their carrying values at 31 March, 2002 and 31 March, 2001.

(B)	Set out below is an extract from the unaudited preliminary results of the Professional Staff Group for the three months and twelve months ended 31 March, 2003.

CONSOLIDATED STATEMENTS OF INCOME

	3 months to 31 March (unaudited)		12 months to 31 March, (unaudited)
	2003	2002	2003	2002
	£’000	£’000	£’000	£’000
Revenue	19,434	24,022	89,426	116,101
Direct cost of revenue	14,928	18,920	68,826	90,501

Gross profit	4,506	5,102	20,600	25,600
Selling, general and administrative expenses	5,901	5,940	21,035	25,798
Depreciation of property, plant and equipment	322	379	1,291	1,516
Amortisation of goodwill	—	302	—	1,210
Impairment of goodwill	23,652	8,750	23,652	8,750

Operating (loss)	(25,369)	(10,269)	(25,378)	(11,674)
Other income / (expense)
Interest and other income	44	32	258	128
Interest and other expense	(48)	(182)	(152)	(891)

(Loss) before income taxes	(25,373)	(10,419)	(25,272)	(12,437)
Provision for income taxes	(355)	(623)	505	(512)

Net (loss)	(25,728)	(9,796)	(25,777)	(11,925)

EARNINGS PER SHARE DATA
Basic (loss) per share	£(2.93)	£(1.12)	£(2.95)	£(1.37)
No. of shares used in computation (’000)	8,778	8,708	8,743	8,700

Diluted (loss) per share	£(2.93)	£(1.12)	£(2.95)	£(1.37)
No. of shares used in computation (’000)	8,778	8,708	8,743	8,700

			£’000	£’000
COMPREHENSIVE LOSS
Net (loss)			(25,777)	(11,925)
Foreign currency translation adjustment			(451)	(35)
Comprehensive (loss)			(26,228)	(11,960)

CONSOLIDATED BALANCE SHEETS

	At 31 March, (unaudited)
	2003	2002
	£’000	£’000
ASSETS
Current assets
Cash and cash equivalents	7,677	5,607
Accounts receivable	10,513	10,770
Unbilled accounts receivable	4,137	3,458
Prepaid expenses	430	363
Other receivables	154	359
Income taxes	69	439
Deferred income taxes	—	410

Total current assets	22,980	21,406
Property and equipment, net	1,928	3,451
Goodwill	—	23,680
Other assets	3	3

TOTAL ASSETS	24,911	48,540

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	2,595	1,563
Accrued cost of services	3,217	2,682
Accrued liabilities	1,798	2,106
Sales and payroll taxes	2,162	2,022
Short term portion of capital lease obligation	45	45

Total current liabilities	9,817	8,418
Long term liabilities
Long term portion of capital lease obligation	1,640	1,662

Commitments and contingencies	1,388	196

TOTAL LIABILITIES	12,845	10,276

Shareholders’ equity
Ordinary shares	176	174
Additional paid-in capital	37,939	37,896
Cumulative translation adjustments	(128)	323
Retained earnings	(25,921)	(129)

Total shareholders’ equity	12,066	38,264

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	24,911	48,540

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 months to 31 March, (unaudited)
	2003	2002
	£’000	£’000
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	(25,777)	(11,925)
Adjustments to reconcile net income to net cash from / (used for)
operating activities:
Depreciation of property, plant and equipment	1,291	1,516
Amortisation of goodwill	—	1,210
Impairment of goodwill	23,652	8,750
Loss on disposal of property and equipment	399	47
Changes in assets and liabilities:
Accounts receivable	257	14,199
Unbilled accounts receivable	(679)	5,175
Prepaid expenses	(43)	571
Other receivables	205	155
Accounts payable	1,032	(1,244)
Accrued cost of services	535	(3,515)
Accrued liabilities	(305)	(310)
Deferred income taxes	410	(320)
Income taxes payable	370	(544)
Commitments and contingencies	1,192	—
Other sales and payroll taxes	140	(435)

Net cash from operating activities	2,679	13,330

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(258)	(1,114)
Proceeds from sale of property and equipment	68	2,346
Acquisition of businesses, net of cash acquired	(360)	(307)

Net cash from / (used for) investing activities	(550)	925

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) in bank credit facilities	—	(10,350)
Ordinary share options exercised	29	37
Payments under capital lease obligations	(22)	—

Net cash (used for) / from financing activities	7	(10,313)

Effect of exchange differences on cash	(66)	(5)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,070	3,937
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	5,607	1,670

CASH AND CASH EQUIVALENTS, END OF YEAR	7,677	5,607

Notes:

1.	Basis of preparation

These preliminary financial statements have been prepared in accordance with generally accepted accounting principles in the United States and on the basis of the accounting policies set out in the Company’s most recently filed Annual Report on Form 20-F for the year ended 31 March, 2002. The financial information presented herein does not constitute statutory accounts within the meaning of section 240 of the Act.

2.	Exceptional items

Included within selling, general and administrative expense in the quarter and year ended 31 March, 2003 is £1.3m of one-time costs associated with under-utilised tangible fixed assets, surplus office space and headcount reductions.

3.	Business segment information

	12 months to March 31, (unaudited)
	2003	2002
	£’000	£’000
Divisional revenue:
Communications Technology	49,227	72,577
Science	33,444	34,003
Interim Management	6,755	9,521

Total revenue	89,426	116,101

Divisional operating income (loss):
Communications Technology	(1,772)	(2,168)
Science	1,166	1,882
Interim Management	340	858

	(216)	572
Costs not allocated to divisions:
Goodwill amortisation & impairment	(23,652)	(9,960)
Central costs	(1,510)	(2,286)

Total operating (loss)	(25,378)	(11,674)

Revenue for the fiscal year 2003 was £89.4 million compared to £116.1 million for fiscal 2002, and operating income, before goodwill, was a loss of £1.7 million compared to a fiscal 2002 loss of £1.7 million. These results are in line with the Company’s trading statement of 14 April, 2003 and include one-time fourth quarter charges of £1.3m relating to the write-off of under-utilised tangible fixed assets and surplus office space as well as additional headcount reductions as part of the Company’s previously stated strategy of managing its costs and staffing levels in line with demand.

As part of its fiscal year end procedures, the Company performed an impairment review of its goodwill. Taking into account the losses sustained in the fourth quarter and the full fiscal year, as well as the wide disparity between the Company’s market value and net asset value, the Company recorded an impairment charge of £23.7 million (fiscal 2002 - £8.8 million).

After	a relatively consistent earnings performance through the first three quarters of fiscal 2003, revenues in each of the Company’s three divisions declined sequentially in the fourth quarter. Weak market conditions in the U.S. and Europe resulted in a continuation of trends experienced in the third quarter including the further decline of Communications Technology operations in the U.S. and ongoing weakness in the executive search business within the Science Division. Additionally, in the fourth quarter, there was softer demand for other services within the Science Division and for services within the Interim Management Division.

Despite	the slowdown, further progress has been made in reviewing operations and controlling costs. Cash flow remains positive, receivables are healthy, and the balance sheet remains very strong. The Company has introduced several measures in recent quarters to help address the impact of reduced market demand in each of its three primary divisions including diversification of service offerings, increased new business development efforts and marketing initiatives, tighter cost controls, and headcount reductions. Nevertheless, the outlook for fiscal 2004 remains uncertain with no immediate signs of a return in demand.

4.	Goodwill

The Company performed an impairment review on goodwill in the light of its deteriorating operating performance in fiscal 2003. The impairment was measured on the basis of discounted future cash flows of the business operations to which goodwill is allocated. The discounted cash flows were based upon the Company’s budgets for fiscal 2004 and projections for fiscal 2005 to 2013. The discount rate used was 11.1%, which is estimated to be the Company’s weighted average cost of capital.

5.	Contingencies

An action has been brought against the Company in the US by a class of former temporary workers claiming premium rate overtime payments. The Company strongly defends the case. The Company is not able to make a reliable estimate of the liability, if any, arising from this action and, accordingly, no reserve has been made in these preliminary financial statements for any liability that might arise.

The Company is discussing the historic payroll tax treatment of temporary employees on long-term secondments overseas with the UK Inland Revenue. The Company is not able to make a reliable estimate of the liability, if any, arising from these discussions and, accordingly, no reserve has been made in these preliminary financial statements for any liability that might arise.

(C)	Save as disclosed in this document, there has been no material change in the financial or trading position of the Professional Staff Group since 31 March, 2002 (the date to which the last audited consolidated financial statements of the Professional Staff Group were prepared).

PART V

INFORMATION RELATING TO OHSEA

1.	Directors

The directors of Ohsea are as follows:

Andrew S. Wilson

Stewart A. Harris

Following the Scheme becoming effective, Benjamin P. Blackden, Andrew R. Dixey and Iain MacKinnon will be appointed as directors of Ohsea.

2.	Incorporation, share capital and the Ohsea Group

(a)	Ohsea was incorporated in England and Wales on 24 July, 2002 under the name of Alnery No. 2296 as a private limited company with registered number 4493380. By a written resolution dated 6 January, 2003, the company changed its name to Ohsea. Ohsea was incorporated at the direction of Lord Ashcroft, KCMG for the purpose of implementing the Proposals.

(b)	At the date of this document, Ohsea’s share capital is as follows:

	Authorised	Allotted and issued
‘A’ Ordinary Shares	2,422,899	1,000

‘B’ Ordinary Shares	1,059,000	—

‘C’ Ordinary Shares	70,350	70,350

‘D’ Ordinary Shares	351,750	140,700

(c)	The 1,000 issued ‘A’ Ordinary Shares are registered in the name of, and beneficially owned by, CS Services. CS Services, a non-trading company registered in Belize, was established at the direction of and is controlled by Lord Ashcroft, KCMG. The directors of CS Services are Northtown Limited and Southtown Limited.

(d)	The issued ‘C’ Ordinary Shares and the issued ‘D’ Ordinary Shares were issued to Andrew R. Dixey pursuant to the terms of the Subscription Agreement. Please refer to paragraph 7 of Part VI of this document for a summary of the Subscription Agreement.

(e)	Ohsea has agreed to issue 1,621,899 ‘A’ Ordinary Shares and 769,000 ‘B’ Ordinary Shares pursuant to the Share Exchange Agreement. Please refer to paragraph 7 of Part VI of this document for a summary of the Share Exchange Agreement.

3.	Registered office

The registered office of Ohsea is at Marine Court, The Parade, Cowes, Isle of Wight P031 7QJ.

4.	Activities

Save as set out in this Part V, Ohsea has not carried on any business nor entered into any obligations except in relation to the Proposals and the financing thereof as described in this document.

Save as disclosed in this document, there has been no material change in the financial or trading position of Ohsea since 24 July, 2002, the date of its incorporation.

5.	Shareholders’ Agreement

Please refer to paragraph 7 of Part VI of this document for a summary of the Shareholders’ Agreement.

6.	Share capital following the Scheme becoming effective

Following the Scheme becoming effective and on completion of the Share Exchange Agreement, the share capital of Ohsea will be held as to approximately 62 per cent. by CS Services and 38 per cent. by Management as follows:

Name	Number of ‘A’ Ordinary Shares	Number of ‘B’ Ordinary Shares	Number of ‘C’ Ordinary Shares	Number of ‘D’ Ordinary Shares	Share Capital
					(per cent)
CS Services	1,622,899	—	—	—	62.3
B. P. Blackden[1]	—	700,000	—	—	26.9
A.R. Dixey	—	69,000	70,350	140,700	10.8

1.	This includes 400,000 shares to be held jointly with his wife and 300,000 shares to be held by The Blackden Personal Settlement.

The ‘A’ Ordinary Shares rank pari passu with the ‘B’ Ordinary Shares for the purposes of, amongst other things, voting and dividends.

The ‘C’ Ordinary Shares and the ‘D’ Ordinary Shares have deferred rights pending a sale, flotation or distribution by a liquidator of Ohsea. On a sale, flotation or distribution by a liquidator of Ohsea the ‘C’ Ordinary Shares will rank pari passu with the ‘A’ Ordinary Shares and the ‘B’ Ordinary Shares. On a sale, flotation or distribution by a liquidator of Ohsea, and provided a specified rate of return is achieved for the holders of ‘A’ Ordinary Shares, the ‘D’ Ordinary Shares will also rank pari passu with the ‘A’ Ordinary Shares and the ‘B’ Ordinary Shares.

7.	Debt financing

On 14 April, 2003 Ohsea entered into the Facility Agreement for the purposes of funding the Proposals. Details of the terms of the Facility Agreement are set out in paragraph 7 of Part VI of this document. As described in paragraph 3 of Part II of this document, it is intended that, should the Scheme become effective, amounts outstanding under the Facility Agreement will be refinanced by new bank facilities with GMAC and GMAC Commercial Finance LLC and the utilisation of certain cash resources of the Professional Staff Group. Subject to compliance with the conditions of these facilities and their availability, it is possible that funds drawn under these facilities will be used to fund the Proposals directly and that no amounts will, as a consequence, be drawn under the Facility Agreement.

8.	Undertaking/further subscription rights

(a)	As an inducement to GMAC to enter into the Facility Agreement Lord Ashcroft, KCMG entered into an undertaking in favour of GMAC and Ohsea on 14 April, 2003 to subscribe for ‘A’ Ordinary Shares in Ohsea at a subscription price of $2.10 per share (the “Undertaking”). The Undertaking will only apply if a drawing is made under the Facility Agreement and is intended to protect GMAC against any shortfall in funds available for the repayment of the Facility Agreement. The Undertaking is limited to a maximum subscription price of £1,000,000. Subject to the maximum subscription price of £1,000,000, the Undertaking provides that Lord Ashcroft, KCMG will, or will procure that other shareholders in Ohsea will, subscribe for shares with a subscription price equal to Ohsea’s aggregate borrowings under the Facility Agreement for the purchase of shares in Professional Staff, plus £500,000, less the sum of: (1) aggregate funds potentially available to Ohsea under the new bank facility with GMAC and GMAC Commercial Finance LLC referred to in paragraph 7 above; plus (2) cash reserves available to Ohsea and its subsidiaries which could be applied to repay amounts drawn under the Facility Agreement. In the event that the amount determined by this calculation is a negative amount, Lord Ashcroft, KCMG, shall not be required to subscribe for any ‘A’ Ordinary Shares in Ohsea.

(b)	Pursuant to a warrant agreement entered into between Ohsea and CS Services on 14th April, 2003 (the “CSS Warrant Agreement”), Ohsea granted CS Services the right to subscribe for additional A Ordinary Shares, at a subscription price of $2.10 per share, up to a maximum aggregate subscription price of £1,000,000.

CS Services may exercise its right to subscribe for A Ordinary Shares pursuant to the CSS Warrant Agreement at any time after either:

(i)	GMAC notifies Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking; or

(ii)	the first drawing has been made under the Facility Agreement and GMAC has not notified Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking.

The maximum number of A Ordinary Shares which CS Services is entitled to subscribe under the CSS Warrant Agreement (subject to adjustment in accordance with the ARD Subscription Letter and the BPB Subscription Letter which are described below and in paragraph 7 of Part VI of this document) is such number of shares that give rise to an aggregate subscription price of £1,000,000 less the aggregate amount paid for any A Ordinary Shares which are subscribed by CS Services under the terms of the Undertaking.

The right to subscribe for shares in Ohsea pursuant to the CSS Warrant Agreement may be exercised any number of times in respect of any whole number of A Ordinary Shares up to the aggregate maximum limit.

(c)	On 14th April, 2003, Andrew R. Dixey, Ohsea, CS Services and Lord Ashcroft, KCMG, entered into a letter agreement (the “ARD Subscription Letter”) pursuant to which, subject to Andrew R. Dixey providing a banker’s draft or a bank guarantee in a form reasonably satisfactory to Ohsea, CS Services and Lord Ashcroft, KCMG, on or prior to the date of this document:

(i)	Ohsea will enter into a warrant agreement with Andrew R. Dixey, in the form attached to the ARD Subscription Letter (the “ARD Warrant Agreement”), pursuant to which the Company will grant Andrew R. Dixey the right to subscribe for additional B Ordinary Shares, at a subscription price of $2.10 per share, for an aggregate subscription price of up to a maximum of £28,847;

(ii)	Ohsea and CS Services will amend the CSS Warrant Agreement so that the maximum aggregate subscription price of the number of additional A Ordinary Shares in respect of which CS Services will be entitled to subscribe, at a subscription price of $2.10 per share, will be reduced by £28,847; and

(iii)	Andrew R. Dixey will subscribe for additional B Ordinary Shares, at a subscription price of $2.10 per share up to a maximum aggregate subscription price of £28,847, on the terms of the Undertaking, provided that such subscription right will be reduced pro rata if the aggregate subscription price under the Undertaking is less than £1,000,000.

The terms of the ARD Warrant Agreement will provide that Andrew R. Dixey may exercise his right to subscribe for B Ordinary Shares at any time after either:

(i)	GMAC notifies Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking; or

(ii)	the first drawing has been made under the Facility Agreement and GMAC has not notified Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking.

The maximum number of B Ordinary Shares which Andrew R. Dixey will be entitled to subscribe under the ARD Warrant Agreement is such number of shares that give rise to an aggregate subscription price of £28,847 less the aggregate amount paid for any B Ordinary Shares which are subscribed by Andrew R. Dixey under the terms of the Undertaking.

The right to subscribe for shares in Ohsea pursuant to the ARD Warrant Agreement may be exercised any number of times in respect of any whole number of B Ordinary Shares up to the aggregate maximum limit.

(d)	On 14th April, 2003, Benjamin P. Blackden, Ohsea, CS Services and Lord Ashcroft, KCMG, entered into a letter agreement (the “BPB Subscription Letter”) pursuant to which, subject to Benjamin P. Blackden providing a banker’s draft or a bank guarantee in a form reasonably satisfactory to Ohsea, CS Services and Lord Ashcroft, KCMG, on or prior to the date of this document:

(i)	Ohsea will enter into a warrant agreement with Benjamin P. Blackden, in the form attached to the BPB Subscription Letter (the “BPB Warrant Agreement”), pursuant to which the Company will grant Benjamin P. Blackden the right to subscribe for additional B Ordinary Shares, at a subscription price of $2.10 per share, for an aggregate subscription price of up to a maximum of £292,654;

(ii)	Ohsea and CS Services will amend the CSS Warrant Agreement so that the maximum aggregate subscription price of the number of additional A Ordinary Shares in respect of which CS Services will be entitled to subscribe, at a subscription price of $2.10 per share, will be reduced by £292,654; and

(iii)	Benjamin P. Blackden will subscribe for additional B Ordinary Shares, at a subscription price of $2.10 per share up to a maximum aggregate subscription price of £292,654, on the terms of the Undertaking, provided that such subscription right will be reduced pro rata if the aggregate subscription price under the Undertaking is less than £1,000,000.

The terms of the BPB Warrant Agreement will provide that Benjamin P. Blackden may exercise his right to subscribe for B Ordinary Shares at any time after either:

(i)	GMAC notifies Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking; or

(ii)	the first drawing has been made under the Facility Agreement and GMAC has not notified Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking.

The maximum number of B Ordinary Shares which Benjamin P. Blackden will be entitled to subscribe under the BPB Warrant Agreement is such number of shares that give rise to an aggregate subscription price of £292,654 less the aggregate amount paid for any shares in Ohsea which are subscribed by Benjamin P. Blackden under the terms of the Undertaking.

The right to subscribe for shares in Ohsea pursuant to the BPB Warrant Agreement may be exercised any number of times in respect of any whole number of B Ordinary Shares up to the aggregate maximum limit.

9.	Fees

(a)	Subject to the Scheme becoming effective, a fee of £150,000 shall be payable by Ohsea to CS Services in respect of advisory services provided in relation to the Proposals.

(b)	Subject to the Scheme becoming effective, a fee of £50,000 shall be payable by Ohsea to Andrew S. Wilson in respect of advisory services provided in relation to the Proposals.

PART VI

ADDITIONAL INFORMATION

1.	Responsibility

(a)	The directors of Professional Staff (whose names are set out in paragraph 2(a) below) accept responsibility for the information contained in this document, other than:

(i)	the information relating to Ohsea, CS Services, the directors of Ohsea and CS Services and their connected persons; and

(ii)	the expressions of opinion and the recommendation of the Independent Directors set out in Part I of this document, including the background to such recommendation, for which only the Independent Directors accept responsibility.

To the best of the knowledge and belief of the directors of Professional Staff (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The Independent Directors (whose names are set out in paragraph 2(b) below) accept responsibility for the expressions of opinion and the recommendation of the Independent Directors set out in Part I of this document, including the background to such recommendation. To the best of the knowledge and belief of the Independent Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility as aforesaid is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c)	The directors of Ohsea (whose names are set out in paragraph 2(c) below) and Lord Ashcroft, KCMG accept responsibility for the information contained in this document relating to Ohsea, CS Services, the directors of Ohsea and CS Services and their connected persons. To the best of the knowledge and belief of the directors of Ohsea and Lord Ashcroft, KCMG (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors of Professional Staff and of Ohsea

(a)	The directors of Professional Staff are as follows:

B.P. Blackden* (Chairman)

J.C. Benjamin*

A.R. Dixey (Group Chief Executive)

J.C. Maynard*

T.I. Unterberg*

*non-executive directors

(b)	The Independent Directors are as follows:

J.C. Benjamin

J.C. Maynard

(c)	The directors of Ohsea are as follows:

A. S. Wilson

S. A. Harris

3.	Incorporation, registered office and share capital

Professional Staff was incorporated on 16 January, 1990 as a private limited company under the Act with registered number 2459997 with the name Aptfeed Limited. The company changed its name to Lab Staff Limited on 13 March, 1990 and again to Professional Staff Limited on 1 April, 1994, before re-registering as a public limited company with the name Professional Staff plc on 19 June, 1996. The registered office of the Company is at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire SL3 6EZ.

The authorised and issued share capital of Professional Staff as at 5 May, 2003 (being the latest practicable date prior to the posting of this document) is as follows:

Authorised                                                          Nominal value (£)

24,000,000 ordinary shares of 2p each               480,000

Issued and fully paid

8,778,132 ordinary shares of 2p each                 175,562.64

4.	Market quotations

(a)	The following table shows the closing middle-market quotations for Professional Staff ADSs, as derived from Nasdaq, on the first business day in each of the six months immediately prior to the date of the posting of this document, on April 14, 2003 (being the business day prior to the announcement of the Proposals) and 5 May, 2003 (being the latest practicable date prior to the posting of this document):

Date	Price ($)
5 May, 2003	2.04
1 May, 2003	2.00
14 April, 2003	1.67
1 April, 2003	1.63
3 March, 2003	1.68
3 February, 2003	1.61
2 January, 2003	1.74
2 December, 2002	1.38
1 November, 2002	1.23

(b)	The Professional Staff Shares are not listed on the London Stock Exchange or any other securities market and according to the records of Professional Staff no dealings for value in Professional Staff Shares have taken place in the six months prior to the posting of this document.

5.	Shareholdings and Dealings

For the purposes of this paragraph 5:

arrangement includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to securities of Professional Staff or Ohsea which may be an inducement to deal or refrain from dealing;

associate means, in relation to Professional Staff, any member of Professional Staff Group and any associated company of any member of Professional Staff Group, their financial and other professional advisers, their directors and such directors’ immediate families and their pension funds;

disclosure period means the period commencing on 15 April 2002 (the date 12 months prior to the announcement of the Scheme) and ending on 5 May, 2003 (the latest practicable date prior to the posting of this document); and

“Scheme disclosure period” means the period commencing on 14 April, 2003 (being the business day prior to the announcement of the Scheme) and ending on 5 May, 2003 (being the latest practicable date prior to the posting of this document).

(a)	Interests in Ohsea Shares

(i)	At all times since its incorporation and up to the date of this document, Ohsea has been wholly-owned by CS Services, a company controlled by Lord Ashcroft, KCMG. Particulars of Ohsea Shares which have been issued or agreed to be issued since its incorporation and of the interests of CS Services and, through CS Services, of Lord Ashcroft, KCMG in Ohsea Shares are set out in Part V of this document.

(ii)	Save as disclosed in paragraphs 6 and 8 of Part V of this document, none of Professional Staff or the directors of Professional Staff and their immediate families, owns or controls or (in the case of the directors of Professional Staff) is interested in any shares of Ohsea or any securities convertible into, rights to subscribe for or options (including traded options) in respect of or derivatives referenced to such shares, nor has any such person dealt for value therein during the disclosure period.

(b)	Interests in Professional Staff Shares

(i)	As at the last day of the disclosure period, the directors of Professional Staff and their immediate families owned, controlled or (in the case of directors) were interested in issued Professional Staff Shares and (in the case of the directors) had options over Professional Staff Shares as follows:

Name	Number of Professional Staff Shares	Number of Professional Staff Shares under Option	Option exercise period	Option exercise price per Professional Staff Share
B.P. Blackden[1]	801,500[2]	25,000	10 May 2002 - 9 May 2006	$6.625
		25,000	9 May 2000 - 8 May 2004	$9.375
		25,000	19 May 2001 - 18 May 2005	$16.875

J.C. Benjamin	—	10,000	10 May 2002 - 9 May 2006	$6.625
		20,000	19 May 2001 - 18 May 2005	$16.875

A.R. Dixey[1]	69,000	90,000	10 May 2005 - 9 May 2009	$2.710
		241,000	16 October 2003 - 15 October 2007	$4.875
		352	1 November 2003 - 31 October 2007	$5.030
		8,648	1 November 2003 - 31 October 2010	$5.030

J.C. Maynard	2,000	—	—	—

T.I. Unterberg[3]	62,550	—	—	—

1.	B.P. Blackden and A.R. Dixey are persons with whom Ohsea has an arrangement.
2.	This comprises 408,000 shares held jointly with his wife and 393,500 shares held by The Blackden Personal Settlement, a trust of which he is a beneficiary.
3.	The 62,550 Professional Staff ADSs beneficially held by Thomas I. Unterberg include 40,000 Professional Staff ADSs held by him personally, 750 Professional Staff ADSs held by his wife and 21,800 Professional Staff ADSs held in his 401k account. This amount excludes 21,000 Professional Staff ADSs held in the aggregate by five trusts for the benefit of Thomas I. Unterberg’s grandchildren. Thomas I. Unterberg is not the trustee of these trusts.

(ii)	As at the last day of the disclosure period, CS Services held 1,621,899 Professional Staff Shares.

(iii)	Ohsea holds one Professional Staff Share which was transferred to it on 14 March, 2003 for nil consideration.

(iv)	As at the last day of the disclosure period, CEUT held (i) 600,000 Professional Staff ADSs in investment accounts owned by CEUT, (ii) 100,000 Professional Staff ADSs held by C.E. Unterberg, Towbin Capital Partners I, L.P., (iii) 50,000 Professional Staff ADSs in the account of a charitable foundation for which Thomas I. Unterberg acts as trustee and (iv) 50 Professional Staff ADSs held in accounts of employees of CEUT. As at 2 May, 2003 (being the latest practicable date prior to the posting of this document for ascertaining this holding), CEUT held 12,000 Professional Staff ADSs in its market making accounts.

(c)	Undertakings

(i)	As at the last day of the disclosure period, the following persons (other than directors of Professional Staff) who have irrevocably (i) agreed not to vote at the Court Meeting and (ii) undertaken to vote in favor of the special resolution to be put to the Extraordinary General Meeting, owned or controlled the following Professional Staff Shares:

Name	Number of Professional Staff Shares
Benjamin and Sally Blackden (as joint holders)	408,000
Osborne Clarke Trustees Limited	393,500
Christopher M. Blackden	2,200
Mary J. Blackden	70
Philippa Berry	400
CS Services Limited	1,621,899
Ohsea	1

(ii)	J.C. Maynard has given an irrevocable undertaking to vote in favour of the Scheme at the Court Meeting and in favour of the resolutions to be proposed at the Extraordinary General Meeting in respect of his entire shareholding and A.R. Dixey has irrevocably (i) agreed not to vote at the Court Meeting, (ii) undertaken to vote in favour of the special resolution to be put to the Extraordinary General Meeting and (iii) agreed to be bound by the Scheme.

Ed Shea has given an irrevocable undertaking to instruct the Depository to vote in favour of the Scheme at the Court Meeting and in favour of the resolutions to be proposed at the Extraordinary General Meeting in respect of the Professional Staff Shares underlying his holding of 942,500 Professional Staff ADSs.

(d)	Dealings in Professional Staff Shares

CEUT (financial adviser to Professional Staff) has dealt for value in Professional Staff ADSs from 15 April, 2002 (being the date twelve months prior to the announcement of the Scheme) up to 2 May, 2003 (being the latest practicable date prior to the posting of this document:

Date		Nature of transaction	Number of ADSs	Price (US$)
				High	Low
15 April 2002	— 14 July 2002	Buy Sell	55,572 2,700	2.87 2.92	1.95 2.00
15 July 2002	— 14 October 2002	Buy	2,410	1.93	1.45
15 October 2002	— 14 January 2003	Buy Sell	165,658 17,600	1.84 1.90	1.18 1.21
15 January 2003	— 14 February 2003	Buy	400	1.65	1.60
15 February 2003	— 14 March 2003	Buy Sell	2,355 600	1.60 1.69	1.60 1.69
15 March 2003	— 14 April 2003	Buy Sell	6,500 6,700	1.65 1.75	1.60 1.65
15 April 2003	— 2 May 2003	Buy Sell	202,100 556,155	2.07 2.07	1.99 1.99

At as the date of this document, CEUT have exempt market making status.

(e)

Save as disclosed above, none of Ohsea, the directors of Ohsea, their immediate families and persons acting in concert with Ohsea or who have irrevocably committed themselves to vote in favour of the Scheme, or not to vote at, at the Court Meeting and in favour of one or both of the resolutions to be proposed at the Extraordinary General Meeting or with whom Ohsea or any person acting in concert with Ohsea has an arrangement, or the directors of Professional Staff and their immediate families, owns or controls or (in the case of the directors of Ohsea and Professional Staff) is interested in any shares of Professional Staff or any securities convertible into, rights to subscribe for, or options (including traded options) in respect of or derivatives referenced to such shares, nor has any such person dealt for value therein during the disclosure period; and none of the subsidiaries of Professional Staff, pension funds of Professional Staff or of a subsidiary of Professional Staff, financial or other professional advisers to Professional Staff (other than exempt market makers) and persons with whom Professional Staff or any person who is an associate of Professional Staff has an arrangement or any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with Professional Staff owns or controls any of the shares of Professional Staff or any securities convertible into, rights to subscribe for or options (including traded options) in respect of or derivatives referenced to such shares, nor has any such person dealt for value therein during the Scheme disclosure period nor has CEUT dealt for value therein during the period from 15 April, 2002 up to 2 May, 2003.

6.	Inducement Fee

As an inducement to Ohsea to pursue the Proposals, Professional Staff, in accordance with advice from Nabarro Wells as independent financial adviser, has agreed to pay to Ohsea an amount equal to the lesser of US$240,000 and 1 per cent. of the value of the Company (calculated by reference to the offer price of $2.10 per Professional Staff Share) in the event that the Scheme is withdrawn or fails to become effective for whatever reason and prior to such withdrawal or failure (i) a competing offer at or above $2.10 per share is made and becomes unconditional in all respects; or (ii) the Independent Directors withdraw or modify in a manner adverse to the Scheme their recommendation; or (iii) the directors of Professional Staff fail to take certain actions to ensure that the Scheme is proposed to the Scheme Shareholders; or (iv) the directors of Professional Staff fail to both withdraw the Scheme at Ohsea’s request and to recommend a takeover bid by Ohsea for Professional Staff on no less favourable terms. Nabarro Wells and the Independent Directors have confirmed to the Panel that they each consider the inducement fee to be in the best interests of the Professional Staff Shareholders.

7.	Material contracts

(a)	Particulars of the contracts entered into by Ohsea, other than in the ordinary course of business, since the date of its incorporation, 24 July, 2002, and which are or may be material are set out below:

(i)	Shareholders’ Agreement

A Shareholders’ Agreement relating to Ohsea dated 14 April, 2003 between Ohsea, CS Services, Benjamin P. Blackden and Andrew R. Dixey. Under the agreement, the parties thereto agreed to regulate certain matters in relation to Ohsea including, inter alia, the composition and proceedings of the board of directors, the provision of information to shareholders and the requirement to obtain the consent of a director appointed by the holder(s) of ‘A’ Ordinary Shares before certain specified matters may be carried out. Benjamin P. Blackden and Andrew R. Dixey also gave various covenants in favour of CS Services, Ohsea and its subsidiaries and various warranties in favour of CS Services.

(ii)	Subscription Agreement

A Subscription Agreement dated 14 April, 2003 between Andrew R. Dixey and Ohsea under which Ohsea issued certain ‘C’ Ordinary Shares and ‘D’ Ordinary Shares at par in the share capital of Ohsea as follows:

Name	Number of ‘C’ Ordinary Shares	Number of ‘D’ Ordinary Shares
Andrew R. Dixey	70,350	140,700

(iii)	Share Exchange Agreement

A Share Exchange Agreement dated 14 April, 2003 between CS Services, Andrew R. Dixey, Benjamin and Sally Blackden, Osborne Clarke Trustees Limited as trustee of The Blackden Personal Settlement and Ohsea under which Ohsea agreed to acquire all of the Professional Staff Shares other than the Scheme Shares by way of a share for share exchange as follows:

Name	Number of Professional Staff Shares	Number of ‘A’ Ordinary Shares	Number of ‘B’ Ordinary Shares
CS Services	1,621,899	1,621,899	—

Andrew R. Dixey	69,000	—	69,000

Benjamin and Sally Blackden	400,000	—	400,000

Osborne Clarke Trustees Limited as trustee of The Blackden Personal Settlement	300,000	—	300,000

(iv)	Facility Agreement and Refinancing

The purpose of the Facility Agreement is to fund the acquisition by Ohsea of the Scheme Shares and the costs of the Scheme.

Under the Facility Agreement Ohsea is required to execute a security agreement (the “Security Agreement”) in favour of GMAC creating a first fixed and floating charge over: (i) all shares held by it now or in the future; (ii) all benefits in respect of insurance; (iii) all beneficial interest in any pension fund; (iv) its goodwill; (v) its uncalled capital; and (vi) all its other assets. It is a condition precedent to the Facility Agreement that GMAC will receive a copy of the registration of the Scheme from the Registrar of Companies and a certified copy of Court order sanctioning the Scheme under section 425 of the Act.

Under the Facility Agreement, Ohsea can only make one drawdown which Ohsea must repay in full by the date falling 90 days from the Effective Date. Ohsea has the right to prepay the loan outstanding under the Facility Agreement, in whole or in part, on giving GMAC two business days’ notice.

Interest is payable on the outstanding balance under the Facility Agreement from time to time at the rate of the aggregate of LIBOR and a margin of 3.25% per annum. A closing fee of £31,250 is payable within two business days of signing the Facility Agreement. An utilisation fee of £93,750 is payable on the utilisation date. A further conditional fee of £10,000 per month, or part thereof, will be payable in the event that the Scheme does not become effective within four months from the date of the Facility Agreement.

The Facility Agreement contains certain warranties by Ohsea which are to be repeated at drawdown and on the first day of each interest period.

Ohsea has also given certain covenants in respect of the future conduct of the business of itself and the Professional Staff Group (once the Scheme has become effective), including covenants as to the de-listing and de-registration of Professional Staff ADSs and general covenants limiting the amount of security that may be created by Ohsea or its subsidiaries over their respective assets.

The Facility Agreement provides that certain events will be considered events of default, upon the occurrence of which the facility may be cancelled and the amount borrowed may be declared immediately due and payable. These events of default include, without limitation, default in any payment under the Facility Agreement (subject to a grace period of five days); a material breach of any other obligation under the Facility Agreement or the Security Agreement (subject to a grace period of 30 days); cross default above a threshold of US$100,000, and any insolvency event or insolvency proceedings in relation to Ohsea or a material subsidiary.

It is intended that, should the Scheme become effective, amounts outstanding under the Facility Agreement will be refinanced by new bank facilities with GMAC and GMAC Commercial Finance LLC and the utilisation of certain cash resources of the Professional Staff Group. Subject to compliance with the conditions of these facilities and their availability, it is possible that funds drawn under these facilities will be used to fund the Proposals directly and that no amounts will, as a consequence, be drawn under the Facility Agreement.

(v)	Undertaking to subscribe

As an inducement to GMAC to enter into the Facility Agreement Lord Ashcroft, KCMG entered into an undertaking in favour of GMAC and Ohsea on 14 April, 2003 to subscribe for ‘A’ Ordinary Shares in Ohsea at a subscription price of $2.10 per share (the “Undertaking”). The Undertaking will only apply if a drawing is made under the Facility Agreement and is intended to protect GMAC against any shortfall in funds available for the repayment of the Facility Agreement. The Undertaking is limited to a maximum subscription price of £1,000,000. Subject to the maximum subscription price of £1,000,000, the Undertaking provides that Lord Ashcroft, KCMG will, or will procure that other shareholders in Ohsea will, subscribe for shares with a subscription price equal to Ohsea’s aggregate borrowings under the Facility Agreement for the purchase of shares in Professional Staff, plus £500,000, less the sum of: (1) aggregate funds potentially available to Ohsea under the new bank facilities with GMAC and GMAC Commercial Finance LLC referred to in paragraph 7 of Part V of this document; plus (2) cash reserves available to Ohsea and its subsidiaries which could be applied to repay amounts drawn under the Facility Agreement. In the event that the amount determined by this calculation is a negative amount, Lord Ashcroft, KCMG, shall not be required to subscribe for any ‘A’ Ordinary Shares in Ohsea.

(vi)	CSS Warrant Agreement

A warrant agreement entered into between Ohsea and CS Services on 14th April, 2003 (the “CSS Warrant Agreement”), pursuant to which Ohsea has granted CS Services the right to subscribe for additional A Ordinary Shares, at a subscription price of $2.10 per share, up to a maximum aggregate subscription price of £1,000,000.

CS Services may exercise its right to subscribe for A Ordinary Shares pursuant to the CSS Warrant Agreement at any time after either:

(i)	GMAC notifies Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking; or

(ii)	the first drawing has been made under the Facility Agreement and GMAC has not notified Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking.

The maximum number of A Ordinary Shares which CS Services is entitled to subscribe under the CSS Warrant Agreement (subject to adjustment in accordance with the ARD Subscription Letter and the BPB Subscription Letter which are described below) is such number of shares that give rise to an aggregate subscription price of £1,000,000 less the aggregate amount paid for any shares in Ohsea which were subscribed by CS Services pursuant to the Undertaking.

The right to subscribe for shares in Ohsea pursuant to the CSS Warrant Agreement may be exercised any number of times in respect of any whole number of A Ordinary Shares up to the aggregate maximum limit.

(vii)	ARD Subscription Letter and ARD Warrant Agreement

A letter agreement dated 14th April, 2003 between Andrew R. Dixey, Ohsea, CS Services and Lord Ashcroft, KCMG (the “ARD Subscription Letter”) pursuant to which, subject to Andrew R. Dixey providing a banker’s draft or a bank guarantee in a form reasonably satisfactory to Ohsea, CS Services and Lord Ashcroft, KCMG, on or prior to the date of this document:

(i)	Ohsea will enter into a warrant agreement with Andrew R. Dixey, in the form attached to the ARD Subscription Letter (the “ARD Warrant Agreement”), pursuant to which the Company will grant Andrew R. Dixey the right to subscribe for additional B Ordinary Shares, at a subscription price of $2.10 per share, for an aggregate subscription price of up to a maximum of £28,847;

(ii)	Ohsea and CS Services will amend the CSS Warrant Agreement so that the maximum aggregate subscription price of the number of additional A Ordinary Shares in respect of which CS Services will be entitled to subscribe, at a subscription price of $2.10 per share, will be reduced by £28,847; and

(iii)	Andrew R. Dixey will subscribe for additional B Ordinary Shares, at a subscription price of $2.10 per share up to a maximum aggregate subscription price of £28,847, on the terms of the Undertaking, provided that such subscription right will be reduced pro rata if the aggregate subscription price under the Undertaking is less than £1,000,000.

The terms of the ARD Warrant Agreement will provide that Andrew R. Dixey may exercise his right to subscribe for B Ordinary Shares at any time after either:

(i)	GMAC notifies Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking; or

(ii)	the first drawing has been made under the Facility Agreement and GMAC has not notified Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking.

The maximum number of B Ordinary Shares which Andrew R. Dixey will be entitled to subscribe under the ARD Warrant Agreement is such number of shares that give rise to an aggregate subscription price of £28,847 less the aggregate amount paid for any shares in Ohsea which are subscribed by Andrew R. Dixey under the terms of the Undertaking.

The right to subscribe for shares in Ohsea pursuant to the ARD Warrant Agreement may be exercised any number of times in respect of any whole number of B Ordinary Shares up to the aggregate maximum limit.

(viii)	BPB Subscription Letter and BPB Warrant Agreement

A letter agreement dated 14th April, 2003 between Benjamin P. Blackden, Ohsea, CS Services and Lord Ashcroft, KCMG (the “BPB Subscription Letter”) pursuant to which, subject to Benjamin P. Blackden providing a banker’s draft or a bank guarantee in a form reasonably satisfactory to Ohsea, CS Services and Lord Ashcroft, KCMG, on or prior to the date of this document:

(i)	Ohsea will enter into a warrant agreement with Benjamin P. Blackden (the “BPB Warrant Agreement”) pursuant to maximum aggregate subscription price of £292,654, on the terms of the Undertaking, provided that such subscription right will be reduced pro rata if the aggregate subscription price under the Undertaking is less than £1,000,000.

The terms of the BPB Warrant Agreement will provide that Benjamin P. Blackden may exercise his right to subscribe for B Ordinary Shares at any time after either:

(i)	GMAC notifies Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking; or

(ii)	the first drawing has been made under the Facility Agreement and GMAC has not notified Lord Ashcroft, KCMG that an additional subscription for A Ordinary Shares is required in accordance with the Undertaking.

The maximum number of B Ordinary Shares which Benjamin P. Blackden will be entitled to subscribe under the BPB Warrant Agreement is such number of shares that give rise to an aggregate subscription price of £292,654 less the aggregate amount paid for any shares in Ohsea which are subscribed by Benjamin P. Blackden under the terms of the Undertaking.

The right to subscribe for shares in Ohsea pursuant to the BPB Warrant Agreement may be exercised any number of times in respect of any whole number of B Ordinary Shares up to the aggregate maximum limit.

(b)	Particulars of the contracts entered into by members of the Professional Staff Group, other than in the ordinary course of business, since 15 April, 2001 (the date two years prior to the announcement of the Proposals) and which are or may be material are set out below:

(i)	An agreement dated 26 February, 2003 between the Company, the committee of Independent Directors and CEUT pursuant to which CEUT has been appointed to provide an opinion with respect to the fairness, from a financial point of view of the consideration to be received pursuant to the Scheme by holders of Professional Staff ADSs (other than the Ohsea Parties). The Company agreed to pay CEUT a fee of $470,000 for its services with respect to the giving of the opinion, together with repayment of certain of its expenses. The agreement contains various undertakings given by the Company and indemnities given by the Company in respect of, inter alia, any losses, claims, damages or liabilities or expenses incurred by CEUT arising out of CEUT’s engagement. The agreement continues for a period of one year, unless either party to the agreement shall terminate it at any time on giving 10 days’ prior written notice, in which case certain obligations continue.

(ii)	An inducement fee agreement dated 14 April, 2003 between Professional Staff and Ohsea under which, in consideration of Ohsea announcing a firm offer to acquire all the issued shares of Professional Staff, Professional Staff has agreed to pay to Ohsea an amount equal to the lesser of US$240,000 and 1 percent. of the value of the Company (calculated by reference to the offer price of US$2.10 per share) in the event that the Scheme is withdrawn or fails to become effective for whatever reason and prior to such withdrawal or failure (a) a competing offer for shares representing in excess of 50 percent. of the voting rights of the Company is made and becomes unconditional in all respects; or (b) the Independent Directors withdraw or modify in a manner adverse to the Scheme their recommendation; or (c) the directors of Professional Staff fail to take certain actions to ensure that the Scheme is proposed to Professional Staff Shareholders; or (d) the directors of Professional Staff fail to both withdraw the Scheme at Ohsea’s request and recommend a takeover bid by Ohsea for Professional Staff on no less favourable terms. Nabarro Wells has confirmed to the Panel that it considers the inducement fee agreement to be in the best interests of Professional Staff Shareholders.

(iii)

A letter of engagement dated 17 August, 2001 between CEUT and Professional Staff pursuant to which Professional Staff undertook to retain CEUT as its financial advisor and investment banker with respect to the Professional Staff’s continuing review of strategic planning matters including, inter alia, any solicited or unsolicited acquisition proposal made for Professional Staff (the “Engagement”). In consideration of the services to be rendered by CEUT under the terms of the Engagement the Company agreed to pay CEUT a non-refundable retainer of $100,000 and a transaction fee equal to a percentage of the amount payable in a Transaction (as defined in the engagement letter) if during the term of the Engagement or at any time during the 12 month period following the effective date of termination of the Engagement, the Company engaged in a Transaction (as defined in the engagement letter) or engaged in a definitive agreement or letter of intent to engage in a Transaction and such Transaction occurs. The term of the Engagement was agreed to be 12 months from 17 August, 2001 unless the Company or CEUT terminated the Engagement by giving the other party at least 10 days’ prior written notice. The Engagement contains various indemnities given by the Company including without limitation any losses, claims, damages, or liabilities or expenses related to or arising out of the Engagement. The Engagement was terminated and has expired.

(iv)	An agreement dated 12 March, 2003 between Professional Staff and CEUT pursuant to which the parties agreed to terminate a Warrant Agreement relating to the grant by Professional Staff to CEUT of the right for CEUT to purchase, subject to the terms and conditions thereof, 200,000 Professional Staff Shares.

(c)	Except as disclosed in this document, no contract has been entered into by any member of the Professional Staff Group since 15 April, 2001 which is outside the ordinary course of business and which is or may be material.

8.	Service contracts of the directors of Professional Staff

(a)	Other than as detailed in paragraph 8(b) below, there are no service contracts in force between any director or proposed director of Professional Staff and Professional Staff or any of its subsidiaries which do not expire or cannot be terminated by Professional Staff or its relevant subsidiary within the next 12 months or in respect of which there are provisions for pre-determining compensation on termination of an amount which equals or exceeds one year’s salary and benefits in kind.

(b)	Professional Staff entered into a service agreement with Andrew R. Dixey (“AD”) on 11 October, 2000 pursuant to which AD was appointed chief executive of the Professional Staff Group. The agreement provides for twelve months’ notice to be given by either party to the other of its intention to terminate AD’s employment thereunder. The agreement further provides that if Professional Staff terminates AD’s employment under the agreement without cause, AD is entitled to receive compensation of an amount equal to two times his salary, which is presently £215,000. Additionally, upon termination of employment for whatever reason, AD is entitled to receive pay in lieu of outstanding holiday entitlement. AD will remain employed by Professional Staff should the Scheme become effective and the terms of his remuneration will be reviewed annually in the ordinary course.

(c)	The service contract mentioned in paragraph 8(b) above has not been entered into or amended within six months of the date of this document.

(d)	Professional Staff entered into an agreement dated 29 March, 2001 with Benjamin P. Blackden pursuant to which Professional Staff agreed to engage Benjamin P. Blackden as a provider of consultancy services to Professional Staff. These consultancy services include, inter alia, the provision of advice and assistance to Professional Staff in all aspects of the Professional Staff’s business and the carrying out of specific tasks as may be assigned by the board of Professional Staff. Professional Staff agreed to pay Benjamin P. Blackden a fee of £1,000 per day (exclusive of VAT) together with all reasonable expenses in return for his services as a consultant. Benjamin P. Blackden agreed to provide a minimum of 50 days per year of consultancy services together with such additional days as the Professional Staff may request. Professional Staff subsequently agreed to engage Benjamin P. Blackden as a consultant for the period from 1 April, 2002 until 31 March, 2003 and on 14 April, 2003 Professional Staff and Benjamin P. Blackden entered into an agreement pursuant to which the period of consultancy services was extended to 30 June, 2003. Additionally, the board of Professional Staff has agreed to pay to Benjamin P. Blackden a fee of £40,000 per annum plus expenses in return for his appointment as Chairman of Professional Staff. In the event that the Scheme becomes effective these arrangements will not be renewed. In consideration for the performance of his duties as a non-executive director of each of Professional Staff and Ohsea, Mr Blackden will be paid director fees of £25,000 in aggregate per annum.

(e)	Jerry C. Benjamin is paid an annual fee of £20,000 for the performance of his duties as a non-executive director of Professional Staff pursuant to a letter of appointment dated 14 May, 1998, John C. Maynard is paid an annual fee of £20,000 for the performance of his duties as a non-executive director of Professional Staff pursuant to a letter or appointment dated 8 December, 1995, and Thomas I. Unterberg is paid an annual fee of $15,000 for the performance of his duties as non-executive director of Professional Staff pursuant to a letter of appointment dated 15 March, 2001. Each of Messrs Benjamin, Maynard and Unterberg has agreed that he will, following the Scheme becoming effective, resign from the board of Professional Staff. They will receive no compensation or other payment relating to the Scheme except, where applicable, as a result of the sale of their Scheme Shares.

9.	Details of Financing and Cash Confirmation

(a)	The consideration payable by Ohsea under the Scheme will be financed by the Facility Agreement, particulars of which are summarised in paragraph 7 of this Part VI.

(b)	WestLB Panmure, the financial adviser to Ohsea, is satisfied that the necessary financial resources are available to Ohsea to satisfy the cash consideration payable for the Scheme Shares in full.

10.	Other information

(a)	Save as disclosed in this document, there is no agreement, arrangement or understanding (including any compensation arrangement) between Ohsea or any person acting in concert with it and any of the directors, recent directors, shareholders or recent shareholders of Professional Staff having any connection with or dependence on the outcome of the Proposals.

(b)	Save as disclosed in this document, none of Ohsea, any person acting in concert with Ohsea, Professional Staff and any associate of Professional Staff has any arrangement (including indemnity or option arrangements) or any agreement or understanding, formal or informal, of whatever nature with any person, relating to relevant securities of Professional Staff or Ohsea which may be an inducement to deal or refrain from dealing.

(c)	As disclosed in paragraph 3 of Part II, amounts payable in respect of the cash consideration under the Scheme will be borne by Ohsea and financed by bank financing which it is intended will be refinanced by new bank facilities with GMAC and GMAC Commercial Finance LLC and secured on the Professional Staff Group and the utilisation of certain cash resources of the Professional Staff Group. Accordingly, the payment of interest on, the repayment of or the security for, any liability (contingent or otherwise) will depend to a significant extent on the business of the Professional Staff Group.

(d)	No agreement, arrangement or understanding exists whereby any Professional Staff Shares acquired by Ohsea in pursuance of the Proposals will be transferred to any other person, save that Ohsea reserves the right to transfer any Professional Staff Shares to Lord Ashcroft, KCMG and persons connected with him.

(e)	In the event of the Scheme becoming effective, the expenses incurred in connection with the preparation and implementation of the Scheme will be paid by Ohsea from either the resources made available by the Facility Agreement, the new bank facilities referred to in paragraph 7 above or the cash resources of the Enlarged Group.

(f)	Nabarro Wells has given and not withdrawn its written consent to the issue of this document with the inclusion of its recommendations and the references to its name in the form and context in which they respectively appear. Nabarro Wells is regulated by the Financial Services Authority.

(g)	WestLB Panmure has given and not withdrawn its written consent to the issue of this document with the references to its name in the form and context in which they appear.

(h)	CEUT has given and not withdrawn its written consent to the issue of this document with the references to its name in the form or context in which they appear.

11.	Documents available for inspection

Copies of the following documents will be available for inspection free of charge, during normal business hours, on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of SJ Berwin, 222 Grays Inn Road, London WC1X 8XF until the Effective Date or, if earlier, the date on which the Scheme lapses:

(a)	the memorandum and articles of association of Professional Staff;
(b)	the memorandum and articles of association of Ohsea;
(c)	the published consolidated financial statements of the Professional Staff Group for the two financial years ended 31 March, 2002;
(d)	the irrevocable undertakings referred to in paragraph 5 above;
(e)	the material contracts and financing arrangements referred to in paragraph 7 above;
(f)	the service contracts and letters of appointment of the directors of Professional Staff referred to in paragraph 8 above;
(g)	the written consents referred to in paragraph 10 above;
(h)	the fairness opinion dated 14 April, 2003 of CEUT; and
(i)	a list of dealings in Professional Staff ADSs by CEUT.

PART VII

DETAILS OF SHAREHOLDINGS

OTHER THAN INDEPENDENT SCHEME SHARES

Part	1—Management Shares

Name of beneficial holder	Name of registered holder	Number of Professional Staff Shares held	Number of Scheme Shares
Andrew R. Dixey	Andrew R. Dixey	69,000	—
The beneficiaries of The Blackden Personal Settlement	Osborne Clarke Trustees Limited	300,000	—
Benjamin and Sally Blackden	Benjamin and Sally Blackden	400,000	—

Total of Management Shares		769,000

Part 2—Benjamin Blackden Cancellation Shares
Name of beneficial holder	Name of registered holder	Number of Professional Staff Shares held	Number of Scheme Shares
The beneficiaries of The Blackden Personal Settlement	Osborne Clarke Trustees Limited	93,500	93,500
Benjamin and Sally Blackden	Benjamin and Sally Blackden	8,000	8,000

Total of Benjamin Blackden Cancellation Shares		101,500

Part 3—Benjamin Blackden Exchange Shares
Name of beneficial holder	Name of registered holder	Number of Professional Staff Shares held	Number of Scheme Shares
The beneficiaries of The Blackden Personal Settlement	Osborne Clarke Trustees Limited	300,000	—
Benjamin and Sally Blackden	Benjamin and Sally Blackden	400,000	—

Total of Benjamin Blackden Exchange Shares		700,000

Part 4—Blackden Family Shares
Name of beneficial holder	Name of registered holder	Number of Professional Staff Shares held	Number of Scheme Shares
Christopher M. Blackden	Christopher M. Blackden	2200	2200
Mary J. Blackden	Mary J. Blackden	70	70
Philippa Berry The beneficiaries of The Blackden Personal Settlement Benjamin and Sally Blackden	Philippa Berry Osborne Clarke Trustees Limited Benjamin and Sally Blackden	400 93,500 8,000	400 93,500 8,000

Total of Blackden Family Shares		104,170

Part 5—Ohsea Professional Staff Share(s)
Name of beneficial holder	Name of registered holder	Number of Professional Staff Shares held	Number of Scheme Shares
Ohsea	Ohsea	1	—

Total of Ohsea Professional Staff Share(s)		1

Part 6—CS Services Professional Staff Shares
Name of beneficial holder	Name of registered holder	Number of Professional Staff Shares held	Number of Scheme Shares
CS Services	CS Services	1,621,899	—

Total of CS Services Professional Staff Shares		1,621,899

Part VIII

SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 003003 of 2003

IN THE MATTER OF

PROFESSIONAL STAFF PLC

and

IN THE MATTER OF

THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under Section 425 of the Companies Act

1985)

between

PROFESSIONAL STAFF PLC

and

THE HOLDERS OF THE SCHEME

SHARES

(as hereinafter defined)

(a)	In this Scheme, unless inconsistent with the subject or context, the following expressions have the following meanings:

“Benjamin Blackden Cancellation Shares”	the Professional Staff Shares owned or controlled by Benjamin P. Blackden particulars of which are contained in Part 2 of Part VII;

“Benjamin Blackden Exchange Shares”	the Professional Staff Shares owned or controlled by Benjamin P. Blackden particulars of which are contained in Part 3 of Part VII;

“Blackden Family Shares”

the Benjamin Blackden Cancellation Shares and the Professional Staff Shares held by Christopher M. Blackden, Mary J. Blackden and Philippa Berry, particulars of which are contained in Part 4 of Part VII;

“business day”	a day (other than a Saturday or Sunday) on which banks are generally open for business in London;

“Court”	the High Court of Justice of England and Wales;

“Court Meeting”	the meeting of holders of Independent Scheme Shares convened by the notice on page 68 of the Scheme Document, including any adjournment thereof;

“CS Services”	CS Services Limited, a company registered in Belize;

“CS Services Professional Staff Shares”	the Professional Staff Shares held by CS Services particulars of which are contained in Part 6 of Part VII;

“Effective Date”	the day on which the Scheme becomes effective in accordance with Clause 4 of this Scheme;

“Exchange Shares”	the CS Services Professional Staff Shares and the Management Shares;

“holder”	includes any person entitled by transmission;

“Independent Scheme Shares”	Scheme Shares other than the Blackden Family Shares;

“Management”	Benjamin P. Blackden and Andrew R. Dixey;

“Management Shares”

the Professional Staff Shares owned or controlled by Management or in which Management has an interest, particulars of which are contained in Part 1 of Part VII, excluding the Benjamin Blackden Cancellation Shares details of which are set out in Part 2 of Part VII;

“Ohsea”	Ohsea Holdings Limited;

“Ohsea Professional Staff Shares(s)”	the Professional Staff Share(s) held by Ohsea, particulars of which are contained in Part 5 of Part VII;

“Part”	a Part of the Scheme Document;

“Professional Staff”	Professional Staff plc;

“Professional Staff Shares”	the ordinary shares of 2p each in the capital of Professional Staff;

“Scheme Record Date”	the business day immediately preceding the Effective Date;

“Scheme Shares”

the Professional Staff Shares in issue at the date of this document and any Professional Staff Shares issued:

(i)     after the date of this document and prior to the Court Meeting; or

(ii)    on or after the Court Meeting and before the close of business on the business day preceding the date upon which the Court confirms the reduction in share capital which forms part of the Scheme on terms that the holder thereof shall be bound by the Scheme excluding the Ohsea Professional Staff Share(s) and the Exchange Shares;

“the Scheme Document”	the document containing the explanatory statement sent out with this Scheme pursuant to the provisions of section 426 of the Companies Act 1985;

“this Scheme”	this Scheme in its present form or with or subject to any modification, addition or condition approved or imposed by the Court;
(b)	The authorised share capital of Professional Staff is £480,000 divided into 24,000,000 ordinary shares of 2p each of which 8,778,132 have been issued and are fully paid and the remainder are unissued.

(c)	The names of the current registered holders of the Management Shares, the Benjamin Blackden Cancellation Shares, the Benjamin Blackden Exchange Shares, the Blackden Family Shares, the Ohsea Professional Staff Share(s) and the CS Services Professional Staff Shares and particulars of their holdings of Management Shares, Benjamin Blackden Cancellation Shares, Benjamin Blackden Exchange Shares, Blackden Family Shares, Ohsea Professional Staff Shares and CS Services Professional Staff Shares respectively, are set out in the second and third columns of Parts 1 to 6 of Part VII.

(d)	Ohsea was incorporated on 24 July, 2002 as a private limited company under the Companies Act 1985. The present authorised share capital of Ohsea is £1,061,844.999 divided into 2,422,899 A shares of 0.1 pence each, 1,059,000 B shares of £1.00 each, 70,350 C shares of 0.1 pence each and 351,750 D shares of 0.1 pence each of which 1,000 A shares, 70,350 C shares and 140,700 D shares have been issued and are credited as fully paid and the remainder are unissued.

(e)	Ohsea holds one Professional Staff Share.

(f)	Each of the registered holders of the Management Shares, the Benjamin Blackden Cancellation Shares, the Benjamin Blackden Exchange Shares, the Blackden Family Shares, the Ohsea Professional Staff Share(s) and the CS Services Professional Staff Shares has agreed to appear by Counsel on the hearing of the petition to sanction the Scheme to undertake to be bound by the Scheme in relation to the Management Shares, the Benjamin Blackden Cancellation Shares, the Benjamin Blackden Exchange Shares, the Blackden Family Shares, the Ohsea Professional Staff Share(s) and the CS Services Professional Staff Shares held by them respectively.

(g)	Ohsea has agreed to appear by Counsel on the hearing of the Petition to sanction this Scheme and to undertake to the Court to be bound by it and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

THE SCHEME

1.	Cancellation of Scheme Shares

(a)	The share capital of Professional Staff shall be reduced by the cancellation of the Scheme Shares.

(b)	Forthwith and contingently upon the said reduction of capital taking effect:

(i)	the share capital of Professional Staff shall be increased to its former amount by the creation of such number of ordinary shares of 2p each as shall have an aggregate nominal value equal to the aggregate nominal value of the Scheme Shares cancelled as aforesaid; and

(ii)	Professional Staff shall apply a part of its share premium account equal to the aggregate nominal value of the Scheme Shares cancelled as aforesaid in paying up in full the shares created in paragraph (i) above and shall allot the same, credited as fully paid up, to Ohsea and/or its nominees.

2.	Consideration for the cancellation of Scheme Shares

In consideration of the cancellation of the Scheme Shares Ohsea shall pay to each person who, at the close of business on the Scheme Record Date, is the registered holder of any Scheme Shares, the sum of $2.10 in cash in respect of each such share then held by such person.

3.	Certificates and payment

(a)	No later than 14 days from the Effective Date Ohsea shall deliver to the persons respectively entitled to them cheques in respect of the sums payable to them under this Scheme.

(b)	All deliveries of notices, cheques and documents of title required to be made by this Scheme shall be effected by posting the same in pre-paid envelopes addressed to the persons respectively entitled to them at their respective addresses as appearing in the Register of Members of Professional Staff at the close of business on the Scheme Record Date (or, in the case of joint holders, to the address of that one of the joint holders whose name stands first in the said Register of Members in respect of the joint holding concerned) or to such other addresses (if any) as such persons may respectively direct in writing.

(c)	All cheques shall be made payable to the holders or, in the case of joint holders, to the first named holder of the Scheme Shares concerned and the encashment of any such cheque shall be a complete discharge to Ohsea for the moneys represented thereby.

(d)	Neither Ohsea nor Professional Staff shall be responsible for any loss or delay in the transmission of cheques or the documents of title posted in accordance with this Clause.

(e)	As from the Effective Date, each existing certificate representing a holding of Scheme Shares shall cease to be of value and every holder of such shares shall be bound on the request of Professional Staff to deliver up to Professional Staff the certificate(s) for such shares for cancellation.

(f)	The provisions of this Clause 3 shall be subject to any prohibition or condition imposed by law.

4.	Operation of this Scheme

(a)	This Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning this Scheme under section 425 of the Companies Act 1985 and confirming under section 137 of the said Act the reduction of capital provided for by this Scheme shall have been duly delivered to the Registrar of Companies for registration and registered by him.

(b)	Unless this Scheme shall become effective on or before 13 October, 2003 or such later date, if any, as Professional Staff and Ohsea may agree and the Court may allow, this Scheme shall never become effective.

5.	Modification

Professional Staff and Ohsea may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

Dated 6 May, 2003

Professional Staff plc

Notice of Court Meeting

IN THE HIGH COURT OF JUSTICE CHANCERY DIVISION COMPANIES COURT	No. 003003 of 2003

Registrar Derrett

IN THE MATTER OF PROFESSIONAL STAFF plc

and

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that by an Order dated the 6 day of May, 2003 made in the above matters the Court has directed a Meeting to be convened of the holders of the Ordinary Shares (other than the Benjamin Blackden Cancellation Shares, the Benjamin Blackden Exchange Shares, the Blackden Family Shares, the Ohsea Professional Staff Share(s), the CS Services Professional Staff Shares and the Management Shares as defined in the Scheme of Arrangement hereinafter referred to) (hereinafter called “Independent Scheme Shares”) in Professional Staff plc (hereinafter called the “Company”) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made between the Company and the holders of the Scheme Shares (as defined in the said Scheme of Arrangement) and that such meeting will be held at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire, SL3 6EZ on 9 June, 2003 at 3.00 p.m. at which place and time the said shareholders are requested to attend.

A copy of the said Scheme of Arrangement and a copy of the Statement required to be furnished pursuant to section 426 of the above-mentioned Act are incorporated in the document of which this Notice forms part.

The holders of Independent Scheme Shares may vote in person at the said meeting or they may appoint another person, whether a member of the Company or not, as their proxy to attend and vote in their stead. A white form of proxy for use at the meeting is enclosed with this Notice.

In the case of joint holders, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms appointing proxies be lodged with the Company Secretary at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire, SL3 6EZ not less than 48 hours before the time appointed for the said meeting, but if forms are not so lodged they may be handed to the Chairman at the meeting.

By the said Order the Court has appointed Jerry C. Benjamin or failing him John C. Maynard to act as Chairman of the said meeting and has directed the Chairman to report the results thereof to the Court.

The said Scheme of Arrangement will be subject to the subsequent approval of the Court.

Dated 6 May, 2003

SJ BERWIN

222 Grays Inn Road

London WC1X 8XF

Professional Staff plc

Notice of Extraordinary General Meeting

NOTICE IS HEREBY GIVEN that an EXTRAORDINARY GENERAL MEETING of Professional Staff plc will be held at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire, SL3 6EZ on 9 June at 3.15 p.m. (or as soon thereafter as the meeting of the holders of the Independent Scheme Shares (as defined in the Scheme of Arrangement hereinafter referred to) convened by direction of the High Court of Justice for the same place and date shall have concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as a Special Resolution in the case of Resolution 1 and as an Ordinary Resolution in the case of Resolution 2:

1.	THAT:

(a)	the Scheme of Arrangement dated 6 May, 2003 (the “Scheme”) proposed to be made between the Company and the holders of the Scheme Shares (as defined in the Scheme), a print of which has been produced to this Meeting and signed for the purpose of identification by the Chairman of the Meeting, be approved;

(b)	for the purpose of giving effect to the Scheme:

(1)	the capital of the Company be reduced by the cancellation of the Scheme Shares (as defined in the Scheme) and forthwith and contingently upon such reduction of capital taking effect, the capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 2p each as shall have an aggregate nominal value equal to the aggregate nominal value of the Scheme Shares cancelled as aforesaid;

(2)	a part of the share premium account of the Company equal to the aggregate nominal value of the Scheme Shares cancelled as aforesaid be applied in paying up in full at par all of the ordinary shares of 2p each created pursuant to sub-paragraph (b)(1) of this resolution which shall be allotted and issued, credited as fully paid up to Ohsea Holdings Limited and/or its nominees;

(3)	the Directors be authorised for the purposes of Section 80 of the Companies Act 1985 to effect the allotment of the shares created pursuant to this resolution provided that (i) the maximum nominal amount of shares which may be allotted hereunder is £150,000; (ii) this authority shall expire on 13 October, 2003; and (iii) this authority shall be without prejudice to any other authority under the said section 80 previously granted and in force on the date on which this resolution is passed;

(c)	the Articles of Association of the Company shall be amended by the adoption and inclusion of the following new Article as Article 163.

“163.	Mandatory transfer of shares

(A)	In this Article, references to the “Scheme” are to the scheme of arrangement between the Company and the holders of Scheme Shares (as defined therein) dated 6 May, 2003 under section 425 of the Companies Act 1985 and expressions defined in the Scheme shall have the same meaning in this Article.

(B)	If any shares in the Company are allotted and issued to any person (a “New Member”) other than Ohsea Holdings Limited (“Ohsea”) or any nominee of Ohsea on or after the time of the meeting of the holders of the Independent Scheme Shares convened pursuant to the Order of the High Court of Justice in England and Wales for the purposes of the Scheme they will:

(i)	if allotment and issue is prior to the close of business on the date preceding the hearing of the petition to confirm the reduction in share capital which forms part of the Scheme, be allotted and issued subject to the terms of the Scheme and shall be Scheme Shares for the purposes thereof and the New Member, and any subsequent holder other than Ohsea or any nominee of Ohsea, shall be bound by the terms of the Scheme; and

(ii)	if allotment and issue is after that time, be transferred to Ohsea immediately upon the Scheme becoming effective (or, if later, upon the allotment or issue of those shares) in consideration of and conditional on payment in cash by Ohsea of the sum of $2.10 in respect of each share in the Company so transferred.

(C)	The price to be paid to the New Member under paragraph (B)(ii) of this Article may be adjusted by the Directors in such manner as the Auditors may determine on any reorganisation of the share capital of Ohsea effected after the close of business on the Effective Date.

(D)	To give effect to any transfer required by paragraph (B) of this Article, the Company may appoint any person to execute a form of transfer on behalf of any New Member in favour of Ohsea”; and

(d)	subject to and conditional upon an order being made by the High Court of Justice in England and Wales sanctioning the Scheme, the share premium account of the Company be reduced by £15,000,000.

2.	THAT the arrangements relating to the Scheme whereby Benjamin P. Blackden and Andrew R. Dixey will, following the implementation of the Scheme, have a continuing financial involvement in Ohsea Holdings Limited (the company acquiring the Company under the Scheme) as described in the scheme document, a copy of which has been produced to the Meeting and for the purpose of identification has been signed by the Chairman of the Meeting, be and are hereby approved notwithstanding that such arrangements are not extended to all shareholders of the Company.

By order of the board

Adèle L. Thorpe

Secretary

Registered office:

Buckland House

Waterside Drive

Langley Business Park

Slough

Berkshire

SL3 6EZ

6 May, 2003

Notes:

1.	A member entitled to attend and vote at the Meeting convened by the Notice above is entitled to appoint a proxy to attend and, on a poll, vote in his place. A proxy need not be a member of the Company.

2.	To be valid, forms of proxy must be lodged with the Company Secretary at Buckland House, Waterside Drive, Langley Business Park, Slough, Berkshire, SL3 6EZ not less than 48 hours before the time appointed for holding the Meeting. A green form of proxy is enclosed.

3.	Completion of a form of proxy does not prevent a holder of Ordinary Shares from attending and voting at the Meeting should he/she so wish.

4.	Certain shareholders have undertaken not to vote on resolution 2, and the vote will be taken on a poll.